Exhibit 2.1

HIGHLY CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PROOFPOINT, INC.,

VAIL MERGER SUB, INC.

and

VARONIS SYSTEMS, INC.

Dated as of October 15, 2026

i

INDEX OF DEFINED TERMS

Definition	Location
102 Amounts	Section 2.2(f)
2029 Indenture	Exhibit A
Acceptable Confidentiality Agreement	Exhibit A
Acceptable MNPI	Section 5.19(a)
Acquisition Proposal	Exhibit A
Action	Section 3.9
Adverse Recommendation Change	Section 5.4(c)
Affiliate	Exhibit A
Agreement	Preamble
AI Technologies	Exhibit A
Alternate Debt Financing	Section 5.18(c)
Alternative Acquisition Agreement	Section 5.4(c)
Ancillary Agreement	Exhibit A
Antitrust and Foreign Investment Law	Exhibit A
Applicable Period	Section 5.1(a)
Book-Entry Shares	Section 2.3(c)
Business Day	Exhibit A
Capitalization Date	Section 3.2(a)
Capped Call Option Confirmations	Exhibit A
Capped Call Options	Exhibit A
Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.4(a)
Collective Bargaining Agreement	Section 3.12(a)
Commitment Letters	Exhibit A
Company	Preamble
Company 401(k) Plan	Section 5.9(c)
Company Benefit Plan	Exhibit A
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Bylaws	Section 1.5(b)
Company Charter	Section 3.1(c)
Company Disclosure Letter	Article III
Company ESPP	Section 2.2(d)
Company Group	Exhibit A
Company IP	Exhibit A
Company IT Systems	Exhibit A
Company Officers’ Certificate	Section 6.3(d)
Company PSU	Section 2.2(c)
Company Registered IP	Section 3.18(a)
Company Related Parties	Section 7.3(f)
Company RSU	Section 2.2(b)
Company SEC Documents	Section 3.5(a)

INDEX OF DEFINED TERMS

Definition	Location
Company Software	Exhibit A
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 3.3(b)
Compliant	Exhibit A
Confidentiality Agreement	Section 5.6(b)
Continuing Employees	Section 5.9(a)
Contract	Exhibit A
Contractors	Section 3.12(d)
control	Exhibit A
Converted PSU Award	Section 2.2(c)
Converted Restricted Cash Award	Section 2.2(b)
Convertible Notes	Exhibit A
Current Offering Period	Section 2.2(d)
Data Security Requirements	Exhibit A
Debt Commitment Letter	Exhibit A
Debt Financing	Section 4.7(a)
Debt Financing Parties	Exhibit A
Debt Financing Sources	Exhibit A
Definitive Agreements	Section 5.18(a)
Delaware Secretary of State	Section 1.3
DGCL	Section 1.1
Dissenting Shares	Section 2.4(b)
DTC	Section 2.3(f)
DTC Payment	Section 2.3(f)
Effect	Exhibit A
Effective Time	Section 1.3
Electronic Delivery	Section 8.14
Enforceability Exceptions	Section 3.3(a)
Enforcement Expenses	Section 7.3(e)
Environmental Laws	Exhibit A
Environmental Permits	Exhibit A
Equity Commitment Letter	Recitals
Equity Financing	Section 4.7(b)
Equity Investors	Recitals
ERISA	Exhibit A
Exchange Act	Section 3.4(b)
Executive Officer	Exhibit A
Existing Action	Exhibit A
FCPA	Exhibit A
Financing	Exhibit A
Financing Amounts	Section 4.7(d)
Foreign Benefit Plan	Section 3.11(h)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)

v

INDEX OF DEFINED TERMS

Definition	Location
Hazardous Materials	Exhibit A
HSR Act	Section 3.4(b)
Identified MNPI	Section 5.19(a)
Improper Payment Laws	Exhibit A
Indebtedness	Exhibit A
Indemnified Parties	Section 5.11(a)
Intellectual Property	Exhibit A
Interim Option Tax Ruling	Section 5.16(a)
International Trade Laws	Exhibit A
Intervening Event	Exhibit A
IP Contributor	Section 3.18(g)
IRS	Section 3.11(a)
Israeli Equity Based Incentive Amounts	Section 2.2(f)
Israeli Permits	Section 3.20(c)
Israeli Regulated Benefit Plan	Exhibit A
Israeli Subsidiary	Exhibit A
ITA	Exhibit A
knowledge	Exhibit A
Law	Section 3.4(a)
Leased Real Property	Exhibit A
Leases	Exhibit A
Liens	Exhibit A
Malicious Code	Exhibit A
Marketing Period	Exhibit A
Material Adverse Effect	Exhibit A
Material Channel Partner	Section 3.15(a)(xvii)
Material Contracts	Section 3.15
Material Customer	Section 3.15(a)(xvi)
Material Supplier	Section 3.15(a)(xviii)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Nasdaq	Exhibit A
New Debt Commitment Letter	Section 5.18(c)
Notice of Intervening Event	Section 5.4(e)(i)
OFAC	Exhibit A
Offering Period End Date	Section 2.2(d)
Open Source License	Exhibit A
Option Consideration	Section 2.2(a)
Option Tax Ruling	Section 5.16(a)
Order	Exhibit A
Ordinance	Exhibit A
Other Required Company Filing	Section 5.5(b)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Liability Limitation	Section 7.3(g)

INDEX OF DEFINED TERMS

Definition	Location
Parent Material Adverse Effect	Exhibit A
Parent Officers’ Certificate	Section 6.2(c)
Parent Plan	Section 5.9(b)
Parent Related Parties	Section 7.3(g)
Parent Termination Fee	Section 7.3(c)
Paying Agent	Section 2.3(a)
Paying Agent Agreement	Section 2.3(a)
Payment Fund	Section 2.3(a)
Payor	Section 2.4(a)
Permits	Section 3.10
Permitted Encumbrances	Exhibit A
Person	Exhibit A
Personal Information	Exhibit A
Preferred Stock	Section 3.2(a)
Privacy Law	Section 3.19(a)
Privacy Policies	Section 3.19(a)
Process	Exhibit A
Processed	Exhibit A
Processing	Exhibit A
Prohibited Modification	Section 5.18(b)
Proxy Statement	Section 3.7
PSU Consideration	Section 2.2(c)
Reimbursement Obligations	Exhibit A
Related Party Transaction	Section 3.23
Remedial Action	Section 5.8(g)
Representatives	Section 5.4(a)
Required Financial Information	Exhibit A
Restricted Share	Section 2.2(b)
RSU Consideration	Section 2.2(b)
Sanctioned Country	Exhibit A
Sanctioned Target	Exhibit A
Sanctions	Exhibit A
Sarbanes-Oxley Act	Exhibit A
SEC	Section 3.5(a)
Section 102	Exhibit A
Section 102 ESPP Purchase Rights	Exhibit A
Section 102 Options	Exhibit A
Section 102 Plan	Section 3.14(j)
Section 102 PSUs	Exhibit A
Section 102 RSUs	Exhibit A
Section 102 Securities	Exhibit A
Section 102 Shares	Exhibit A
Section 102 Trustee	Exhibit A
Section 3(i)	Exhibit A
Section 3(i) PSUs	Exhibit A
Section 3(i) RSUs	Exhibit A

INDEX OF DEFINED TERMS

Definition	Location
Securities Act	Section 3.5(a)
Security Incident	Exhibit A
Shares	Section 2.1(a)
Single Trigger Award	Section 2.2(b)
Software	Exhibit A
Solvent	Section 4.8(a)
Subsidiary	Exhibit A
Superior Proposal	Exhibit A
Support Agreement	Recitals
Supporting Stockholder	Recitals
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.22
Tax	Exhibit A
Tax Returns	Exhibit A
Taxes	Exhibit A
Termination Date	Section 7.1(b)(i)
Termination Fee	Section 7.3(b)
Transaction Litigation	Exhibit A
Transactions	Recitals
Treasury Regulations	Exhibit A
U.S.	Exhibit A
United States	Exhibit A
Valid ITA Tax Certificate	Exhibit A
VAT	Section 3.14(m)
WARN Act	Section 3.12(b)
Willful Breach	Exhibit A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 15, 2026, by and among Proofpoint, Inc., a Delaware corporation (“Parent”), Vail Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Varonis Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto intend to effect the merger of Merger Sub with and into the Company, with the Company surviving that merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated hereby (the “Transactions”) are advisable, fair to and in the best interests of the Company and its stockholders, (b) authorized and approved the execution and delivery of this Agreement and performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the Transactions, (c) approved and declared advisable this Agreement and the Transactions, including the Merger, (d) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (e) subject to Section 5.4, resolved to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement in accordance with the DGCL;

WHEREAS, the board of directors of Parent has unanimously authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the Transactions, including the Merger, to be advisable, fair to and in the best interests of Parent and its stockholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement, the Merger and the Transactions are advisable, fair to and in the best interests of Merger Sub and Parent, as its sole stockholder, (b) authorized and approved the execution and delivery of this Agreement and performance by Merger Sub of its covenants and obligations contained herein and the consummation by Merger Sub of the Transactions, (c) approved and declared advisable this Agreement and the Transactions and (d) recommended that Parent, as Merger Sub’s sole stockholder, adopt this Agreement in accordance with the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund XIII, L.P., Thoma Bravo Fund XIII-A, L.P., Thoma Bravo Executive Fund XIII, L.P., Thoma Bravo Fund XIV, L.P., Thoma Bravo Fund XIV-A, L.P., Thoma Bravo Executive Fund XIV, L.P., Thoma Bravo Executive Fund XIV-a, L.P., Thoma Bravo Fund XV, L.P., Thoma Bravo Fund XV-A, L.P. and Thoma Bravo Executive Fund XV, L.P., each a Delaware limited partnership (the “Equity Investors”), are entering into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Equity Investors have committed, subject to the terms and conditions therein, to directly or indirectly invest in Parent the amounts set forth therein; and

WHEREAS, substantially concurrently with the delivery of this Agreement and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company stockholder set forth on Section 1.1 of the Company Disclosure Letter (the “Supporting Stockholder”) has entered into a support agreement with the Company and Parent, substantially in the form attached hereto as Exhibit B, pursuant to which, among other things, the Supporting Stockholder has agreed to vote all of such Person’s Shares in favor of the adoption of the Agreement and the Transactions, including the Merger (the “Support Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (thereafter, the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of required Closing documentation, at 9:00 a.m., New York time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless another date, time or place is agreed to in writing by Parent and the Company; provided that if the Marketing Period has not ended, the Closing will occur on the earlier of (i) a date during the Marketing Period specified by Parent in writing on no fewer than three (3) Business Days’ notice to the Company and (ii) the third (3rd) Business Day immediately following the last day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions)). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), prepared and executed in accordance with the relevant provisions of the DGCL, and the parties hereto shall take all such further actions as may be required by applicable Law to make the Merger effective. The Merger shall become effective at such time as the Certificate of Merger is filed with and accepted by the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of any Person, shall be amended and restated so that it reads in its entirety as set forth in Exhibit C hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law and consistent with the obligations set forth in Section 5.11.

(b) At the Effective Time, by virtue of the Merger, and without any further action on the part of the Company, Merger Sub or any other Person, the bylaws of the Company (the “Company Bylaws”) as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (with any changes as the Company and Parent shall mutually agree), except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. Upon the Effective Time, Parent shall cause the directors of Merger Sub as of immediately prior to the Effective Time to be appointed as the directors of the Surviving Corporation, each to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.

Section 1.7 Officers. The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve until his or her respective successor is duly appointed and qualified or until the earlier of his or her death, resignation or removal.

Article II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of any of the securities of the parties hereto, the following shall occur:

(a) Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding as of immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b), (ii) Restricted Shares to be canceled in accordance with Section 2.2(b), and (iii) any Dissenting Shares), shall thereupon be converted automatically into and shall thereafter represent the right to receive $49.75 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all Shares subject to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub, any Affiliate thereof or any Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or consolidation, combination, exchange or readjustment of shares, or any stock dividend; stock distribution or similar transaction with a record date during such period, or any merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted pursuant to the Company’s Amended and Restated 2023 Omnibus Equity Incentive Plan, 2013 Omnibus Equity Incentive Plan, and 2005 Stock Plan, as well as the Polyrize Security Ltd. 2019 Share Incentive Plan that the Company assumed (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled, and in exchange therefor, Parent or the Surviving Corporation (as determined by the Company to achieve the intended tax treatment in the applicable jurisdiction) will pay to the former holder thereof as soon as practicable following the Effective Time (and in no event later than the first regular payroll date occurring at least five (5) days after the Effective Time) an amount in cash (without interest, and subject to deduction for any required Tax withholding) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option (the “Option Consideration”); provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option will be canceled without any cash payment being made in respect thereof.

(b) At the Effective Time, each restricted stock unit granted pursuant to a Company Stock Plan that vests based solely on continued service (each, a “Company RSU”) and each Share of restricted stock granted pursuant to a Company Stock Plan (each, a “Restricted Share”), in each case that is outstanding immediately prior to the Effective Time and that vests at the Effective Time in accordance with the terms of the applicable award agreement as in effect on the date hereof (including any Company RSU held by a non-employee director of the Company) (each, a “Single Trigger Award”), will be canceled in exchange for a payment by Parent or the Surviving Corporation (as determined by the Company to achieve the intended tax treatment in the applicable jurisdiction), as soon as practicable following the Effective Time (and in no event later than the first regular payroll date occurring at least five (5) days after the Effective Time), of a cash amount (without interest, and subject to deduction for any required Tax withholding) equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Single Trigger Award. At the Effective Time, each Company RSU and each Restricted Share that is outstanding immediately prior to the Effective Time and is not a Single Trigger Award will be converted into a cash-denominated award (a “Converted Restricted Cash Award”) equal to the product of (i) the Merger Consideration and (ii) the number of Restricted Shares subject to such award, or the number of Shares subject to such Company RSU, as applicable (the “RSU Consideration”). Each Converted Restricted Cash Award will remain subject to the same vesting terms and conditions (including continued service requirements) as applied to the corresponding Company RSU or Restricted Share immediately prior to the Effective Time and, upon satisfaction of such vesting conditions, Parent or the Surviving Corporation (as determined by the Company to achieve the intended tax treatment in the applicable jurisdiction) will pay to the holder thereof, as soon as practicable following the applicable vesting date (and in no event later than the first regular payroll date occurring after such vesting date), the RSU Consideration in cash (without interest, and subject to deduction for any required Tax withholding). Notwithstanding the foregoing, each Converted Restricted Cash Award will be subject to the additional terms set forth in Section 2.2(b) of the Company Disclosure Letter.

(c) At the Effective Time, each performance share unit granted pursuant to a Company Stock Plan (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time and that vests at the Effective Time in accordance with the terms of the applicable award agreement as in effect on the date hereof (each such Company PSU, which will also constitute a Single Trigger Award for all purposes of this Agreement) will be canceled in exchange for a payment by Parent or the Surviving Corporation (as determined by the Company to achieve the intended tax treatment in the applicable jurisdiction), as soon as practicable following the Effective Time (and in no event later than the first regular payroll date occurring at least five (5) days after the Effective Time), of a cash amount (without interest, and subject to deduction for any required Tax withholding) equal to the product of (i) the Merger Consideration and (ii) the number of Shares, if any, to which the holder of such Company PSU would be entitled based on the PSU Performance Settlement Level. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time and is not a Single Trigger Award will be converted into a cash-denominated award (a “Converted PSU Award”) equal to the product of (i) the Merger Consideration and (ii) the number of Shares, if any, to which the holder of such Company PSU would be entitled based on the PSU Performance Settlement Level (the “PSU Consideration”). Each Converted PSU Award will remain subject to substantially the same vesting terms and conditions (other than any performance-based vesting conditions, which will be deemed satisfied at the PSU Performance Settlement Level) as applied to the corresponding Company PSU immediately prior to the Effective Time and, upon satisfaction of such vesting conditions, Parent or the Surviving Corporation (as determined by the Company to achieve the intended tax treatment in the applicable jurisdiction) will pay to the holder thereof, as soon as practicable following the applicable vesting date (and in no event later than the first regular payroll date occurring after such vesting date), the PSU Consideration in cash (without interest, and subject to deduction for any required Tax withholding). Notwithstanding the foregoing, each Converted PSU Award will be subject to the additional terms set forth in Section 2.2(c) of the Company Disclosure Letter.

(d) The Company, through the Company Board (or, if applicable, an appropriate committee thereof), will, no later than five (5) Business Days after the date hereof, adopt such resolutions and will take all such actions as are necessary with respect to the Company’s employee stock purchase plan (the “Company ESPP”) so that (i) the current “Offering Period” (as such term is defined in the Company ESPP) in effect as of the date hereof (the “Current Offering Period”) will have an “Exercise Date” (within the meaning of the Company ESPP) as of the earlier of (x) the scheduled Exercise Date for such Current Offering Period and (y) the fifth trading day before the Effective Time (after crediting contributions for such date) (the “Offering Period End Date”) and, on the Offering Period End Date, each outstanding option under the Company ESPP will be exercised, (ii) no new “Offering Periods” will commence after the date hereof, (iii) no new individuals may elect to participate in the Company ESPP and no changes may be made to the elections made by current participants in the Current Offering Period other than reductions of such participant’s election amount and (iv) subject to the consummation by the Company of the Transactions, the Company ESPP will terminate, effective immediately prior to the Effective Time. All Shares purchased on the Offering Period End Date will be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.1(a).

(e) Prior to the Effective Time, the Company, through the Company Board or an appropriate committee thereof, will adopt such resolutions and cause such other actions to be taken as it may deem necessary in its reasonable discretion to (i) effectuate the actions contemplated by this Section 2.2, (ii) ensure that after the Effective Time no holder of any Company Stock Option, Restricted Share, Company RSU, Company PSU, or option under the Company ESPP will have any right thereunder to acquire any securities of the Company, the Surviving Corporation, or Parent, or to receive any payment or benefit with respect thereto, except as provided in this Section 2.2, (iii) ensure that, on and after the Effective Time, no new Company Stock Option, Restricted Share, Company RSU, Company PSU, or option under the Company ESPP or other rights with respect to Shares may be granted or outstanding under any Company Stock Plan or the Company ESPP or otherwise, and (iv) effective as of, but contingent on the occurrence of, the Effective Time, terminate the Company Stock Plans and deliver evidence in a form satisfactory to and previously approved by Parent of the termination of the Company Stock Plans.

(f) Notwithstanding anything to the contrary in this Section 2.2, the Option Consideration payable pursuant to Section 2.2(a) with respect to Section 102 Options, the RSU Consideration payable pursuant to Section 2.2(b) with respect to Section 102 RSUs and Section 3(i) RSUs, the PSU Consideration payable pursuant to Section 2.2(b) with respect to Section 102 PSUs and Section 3(i) PSUs, and the Merger Consideration payable pursuant to Section 2.1(a) with respect to Section 102 Shares (collectively, the “Israeli Equity Based Incentive Amounts”, and for Section 102 Securities only, the “102 Amounts”) shall be paid by Parent or the Surviving Corporation (as determined by the Company to achieve the intended tax treatment in the applicable jurisdiction) without withholding of any tax, to the Section 102 Trustee for the benefit of the beneficial owner thereof. The Israeli Equity Based Incentive Amounts shall be held in trust by the Section 102 Trustee pursuant to Section 102, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained, and shall be released by the Section 102 Trustee, together with any interest earned thereon, in accordance with Section 102, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Merger Sub or Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) (the “Paying Agent Agreement”), with a nationally recognized bank or trust company (the “Paying Agent”), pursuant to which the Paying Agent will undertake to act as agent for the holders of Shares in connection with the Merger to receive and deliver the Merger Consideration to which stockholders of the Company (other than holders of Restricted Shares that will be paid pursuant to Section 2.2(b)) shall become entitled pursuant to this Article II. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b) As promptly as practicable following the Effective Time (and in any event not later than the third Business Day following the Effective Time) Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(j))) and (ii) instructions for use in effecting the surrender of such Certificates (or complying with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(j)) in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(j)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to such holder, in accordance with the terms of this Agreement and the letter of transmittal, in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.

(c) As promptly as practicable following the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(d) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (i) such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred, as applicable, and (ii) that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(e) Until surrendered or canceled as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(f) With respect to Shares held, directly or indirectly, through the Depository Trust Company (“DTC”), prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s intermediaries and such other necessary third-party intermediaries to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent shall transmit to DTC or its nominees as promptly as practicable following the Effective Time (and in any event on the Closing Date), an amount in cash in immediately available funds sufficient to pay the Merger Consideration with respect to all Shares held of record by DTC or such nominee as of immediately prior to the Effective Time (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent shall transmit to DTC or its nominee as promptly as practicable following the Effective Time (and in any event on the first Business Day after the Closing Date), an amount in cash in immediately available funds equal to the DTC Payment.

(g) All cash paid upon the surrender for exchange or cancelation of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding as of immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(h) Parent may request the Paying Agent to invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that (i) any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America and (ii) such investments shall only be invested in a manner provided by, or otherwise in accordance with, the Paying Agent Agreement. If for any reason (including investment losses or Shares ceasing to qualify as Dissenting Shares) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation. For the avoidance of doubt, Parent may elect in its discretion to have the Payment Fund held in a non-interest bearing account.

(i) At any time following the date that is 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general unsecured creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(j) If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by the Paying Agent, in accordance with the Paying Agent’s customary requirements, or requested by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Surviving Corporation shall cause the Paying Agent to deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights.

(a) Parent, Merger Sub, the Surviving Corporation, their respective Affiliates, the Paying Agent or the Section 102 Trustee (each, a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, Restricted Shares, Company RSUs, Company PSUs or otherwise pursuant to or in connection with this Agreement such amounts as such Payor is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law including the Option Tax Ruling. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the applicable Payor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Except as set forth on Section 2.4(a) of the Company Disclosure Letter and notwithstanding anything to the contrary in this Agreement, but subject to Section 2.4(b), no Israeli Taxes shall be deducted or withheld from any of the consideration payable pursuant to this Agreement.

(b) Notwithstanding anything to the contrary herein, any payments of Israeli Equity Based Incentive Amounts will be subject to deduction or withholding of Israeli Tax under the Ordinance by the 16th day of the calendar month following the month during which the Closing Date occurs, unless prior to such date the Option Tax Ruling (or the Interim Option Tax Ruling) shall have been obtained, in which case withholding shall be as determined in the Option Tax Ruling (or the Interim Option Tax Ruling).

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding as of immediately prior to the Effective Time that are held by any holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who has not voted in favor of the adoption of this Agreement and who properly demands appraisal of such Shares pursuant to, and who otherwise complies in all respects with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL. Such holders or beneficial owners of Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or loses such Person’s right to appraisal under the DGCL with respect to such Dissenting Shares, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. If any such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or loses any such right to appraisal with respect to any Dissenting Shares or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Dissenting Share of such Person shall be deemed to have been converted into, and have become exchangeable for, at the Effective Time, and shall thereafter represent only the right to receive, the Merger Consideration in accordance with Section 2.1(a), without interest, and shall not thereafter be deemed to be Dissenting Shares. Prior to the Effective Time, the Company shall give prompt notice to Parent (and copies) of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or agree to do any of the foregoing and Parent shall not prior to the Effective Time, except with the prior written consent of the Company, require the Company (except to the extent conditioned on the occurrence of the Effective Time) to make any payment with respect to any such demands or offer to settle or settle any such demand.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) (it being agreed that (i) disclosure of any information in any matter disclosed in the Company SEC Documents will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent to which the relevance of such information is reasonably apparent on the face of such disclosure in such Company SEC Document that it is applicable to such section of the Company Disclosure Letter; and (ii) nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2 or Section 3.8(b)), or (b) as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement only to the extent to which the relevance of such information is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Subsidiaries of the Company (i) is an entity duly incorporated, organized or registered (as applicable), and validly existing and in good standing (with respect to jurisdictions that recognize such concept), under the Laws of the jurisdiction of its organization, and with respect to the Israeli Subsidiary, is not a “breaching company” (within the meaning of Section 362.A of the Israeli Companies Law), (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, in case of clause (iii), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially impede or delay the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Merger or the Transactions. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents in any material respect.

(c) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and the Company Bylaws, in each case in effect on the date of this Agreement, and each as so made available is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (a) 200,000,000 Shares and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of the close of business on October 6, 2026 (the “Capitalization Date”), (i) 115,298,568 Shares were issued and outstanding (including 0 Shares that are Restricted Shares), all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) 6,694,827 Shares were subject to or otherwise deliverable in connection with the settlement of outstanding Company RSUs, 4,063,424 Shares were subject to or otherwise deliverable in connection with the settlement of outstanding Company PSUs (at the applicable PSU Performance Settlement Level) and 45 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options (with a weighted average exercise price of $17.05 per Share), (iv) 7,286,861 Shares were reserved for issuance under the Company ESPP with aggregate contributions of $1,722,764.14 received by the Company for the Current Offering Period pursuant to the Company ESPP, (v) no shares of Preferred Stock were issued and outstanding, and (vi) $460,000,000 aggregate principal amount of the Convertible Notes (with a conversion rate as of the date hereof equal to 14.7419 Shares per $1,000 principal amount, subject to adjustment as provided in the 2029 Indenture) were issued and outstanding. Except as set forth above, and except for changes since the Capitalization Date resulting from the exercise of Company Stock Options, settlement of outstanding Company RSUs and Company PSUs and conversion of Convertible Notes, in each case outstanding on the Capitalization Date and any securities granted after the date of this Agreement in compliance with Section 5.1(b), (A) there are no outstanding or authorized (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (C) there are no other options, calls, warrants, phantom stock, stock appreciation, profit participation or other equity or equity-based rights or other similar rights or interests, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party other than the Capped Call Options, (D) there are no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries (other than the Support Agreement), (E) there are no contractual obligations or commitments of any character to which the Company or any of its Subsidiaries is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries and (F) there are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Shares.

(b) Each of the outstanding shares of capital stock or other voting securities of each of the Company’s Subsidiaries is duly authorized, validly issued, and, in the case of the Company’s Subsidiaries that are corporations, fully paid and nonassessable, and all such shares or other voting securities are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens of any nature whatsoever (other than Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws or as contemplated by this Agreement), except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each Subsidiary of the Company and its jurisdiction of incorporation or organization.

(c) There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire or redeem from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of each outstanding Company Stock Option, Restricted Share, Company RSU and Company PSU on an individual-by-individual basis, including with respect to each such equity award, (i) the name of the holder, (ii) the date of grant, (iii) the total number of Shares subject to such award, (iv) the vesting schedule and current vesting status (including any accelerated vesting terms), (v) the exercise price and any early exercise feature, if applicable, (vi) the expiration date, if applicable, and (vii) if applicable, whether each Company Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. Each Company Stock Option, Restricted Share, Company RSU and Company PSU was granted in all material respects in accordance with the terms of the applicable Company Stock Plan, applicable Law and Section 409A of the Code, and each Company Stock Option’s per share exercise price is equal to or greater than the fair market value of a Share on the date of grant of such Company Stock Option.

(e) Other than marketable securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person (other than a Subsidiary of the Company).

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger, subject to the adoption of this Agreement by the holders of at least a majority in voting power of the outstanding Shares entitled to vote thereon (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote of the holders of any class or series of shares of the stock of the Company necessary to approve this Agreement and the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary of State (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (the “Enforceability Exceptions”)).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) directed that the adoption of this Agreement and the Merger be submitted to a vote at a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) and (iv) subject to Section 5.4, resolved to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement (clauses (i), (ii) and (iv), the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified, or withdrawn.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate in any material respect any law, rule, regulation, Order, judgment or decree of any Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancelation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially impede or delay the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Merger or the Transactions.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange or other self-regulatory) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings, submissions or notifications (or drafts thereof) required under the applicable requirements of any other Antitrust and Foreign Investment Laws, (iii) such filings as necessary to comply with the applicable requirements of Nasdaq, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State), and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially impede or delay the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Merger or the Transactions.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2025 (all such forms, reports, statements, certificates and other documents filed since January 1, 2025 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2026 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments none of which, if presented, would be material to the Company and its Subsidiaries, taken as a whole).

(c) The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act to allow timely decisions regarding required disclosure. The Company has established and maintains internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no, and since June 30, 2024 have been no significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the knowledge of the Company, there has never been any fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Each required form, report and document containing financial statements that has been filed with the SEC by the Company since June 30, 2024 through the date hereof was accompanied by the certifications required to be filed by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act. As of the date hereof, neither the Company, nor any current or former executive officer of the Company, has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth a true and complete good faith estimate of all Indebtedness for borrowed money of the Company and its Subsidiaries as of the date of this Agreement.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than (a) liabilities and obligations reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2026 (or the notes thereto) included in the Company SEC Documents, (b) liabilities and obligations incurred in the ordinary course of business since June 30, 2026 (none of which is a liability resulting from breach of contract, tort or infringement or violation of Law), (c) liabilities and obligations which have been discharged or paid in full prior to the date of this Agreement, (d) liabilities and obligations incurred in connection with the Transactions, (e) liabilities and obligations arising from any executory Contract entered into in the ordinary course of business (none of which results from or was caused by a breach by the Company or any of its Subsidiaries of any such Contract) and (f) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” that would be required to be disclosed under Item 303(a) of Regulation S-K as promulgated under the Securities Act.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2025 through the date of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects.

(b) Since December 31, 2025 through the date of this Agreement, there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect.

(c) Since June 30, 2026 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof and prior to the Closing Date, would have been prohibited by, a breach of, or require the consent of Parent under, Section 5.1(b)(ii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(ix), Section 5.1(b)(xi), Section 5.1(b)(xii), Section 5.1(b)(xiii), or Section 5.1(b)(xvii) or, solely with respect to the foregoing clauses, Section 5.1(b)(xxii).

Section 3.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no, and since June 30, 2024 there has not been any, suit, claim, action, proceeding, arbitration, mediation, complaint, audit, inquiry or investigation (each, an “Action”) pending, threatened in writing or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity or, to the knowledge of the Company, against any present or former officer or director of the Company or any Subsidiary of the Company in such individual’s capacity as such and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, Order, injunction, rule or decree of any Governmental Entity. As of the date of this Agreement and to the knowledge of the Company, there is no pending Action or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation, of the Merger or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement.

Section 3.10 Compliance with Laws. The Company and each of its Subsidiaries are, and since June 30, 2024 have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, Orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan; provided, that to the extent that there exist certain forms of agreement that would each individually constitute a Company Benefit Plan, such list includes only the forms of such agreement in lieu of all individual agreements that follow such forms in all material respects. With respect to each material Company Benefit Plan, the Company has furnished or made available to Parent a current, accurate, and complete copy thereof (or if unwritten, a written summary of the material terms thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description or other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided thereunder, and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) Except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11(b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each Company Benefit Plan has been established, maintained, funded and administered in all respects in accordance with its terms and in compliance with the provisions of applicable Law; provided that, with respect to a Company Benefit Plan sponsored or maintained by a professional employer organization or employer of record, such representation is made to the knowledge of the Company; none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other Person has engaged in a non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty with respect to any Company Benefit Plan; and all contributions or payments required to be made under the terms of any Company Benefit Plan have been timely made; neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code; and

(ii) there is no Action or claim, including by any Governmental Entity or by any plan participant or beneficiary, pending, threatened in writing or, to the knowledge of the Company, threatened orally relating to any Company Benefit Plan, any fiduciaries thereof with respect to their duties to a Company Benefit Plan, or the assets of any of the trusts under any of the Company Benefit Plans (other than routine claims for benefits).

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement), and to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Benefit Plan.

(d) No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has in the past six years been required to contribute to, nor does the Company or any of its Subsidiaries otherwise have any liability or obligation (contingent or otherwise and including on account of an ERISA Affiliate) with respect to, any (i) defined benefit plan (as defined in Section 3(35) of ERISA, whether or not subject to ERISA), (ii) employee benefit plan that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA; (iv) multiple employer plan (as described in Section 413(c) of the Code or Sections 210, 4063, 4064 or 4066 of ERISA); (v) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (vi) plan or arrangement that provides or promises to provide retiree or post-employment or post-service health or life insurance benefits (other than as required under Section 4980B of the Code).

(e) The execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, consultant or other individual service provider (or any dependent or beneficiary thereof) of the Company or any Subsidiary to any payment of compensation or benefits (whether in cash, property, or the vesting of property), (ii) accelerate the time of payment, funding, or vesting, or increase the amount of, or otherwise enhance, any compensation, equity award or other benefit due or payable to any such employee, officer, director, consultant or other individual service provider, (iii) restrict the ability of the Company to merge, amend or terminate any Company Benefit Plan, (iv) result in the forgiveness of any employee or service provider loan, or (v) result in the payment or provision of any amount or benefit that reasonably could not be deductible by reason of Section 280G of the Code or that could be subject to an excise tax under Section 4999 of the Code.

(f) The Company has no obligation to indemnify, gross-up, reimburse or otherwise make whole any individual for any Taxes, including those incurred pursuant to Section 409A or 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(g) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(h) Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Benefit Plan”): (i) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (ii) each Foreign Benefit Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (iii) no Foreign Benefit Plan is a defined benefit plan, and (iv) no Foreign Benefit Plan has any material unfunded liabilities, nor are such material unfunded liabilities reasonably expected to arise in connection with the Transactions.

Section 3.12 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other labor-related Contract with any labor union, works council, labor organization or other employee representative other than nationwide agreements (to the extent applicable) or extension orders applicable to all employers in Israel (each, a “Collective Bargaining Agreement”), and none are being negotiated, and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, labor organization, other employee representative or group of employees with respect to their employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a member of any employers’ association or organization or subject to any obligation to make payments thereto and has not been required by any such organization to make such payments, including professional organizational handling charges. There is no pending, and since June 30, 2024 has been no, labor dispute, labor arbitration, labor grievance, unfair labor practice charge, strike, work stoppage, walkout, slowdown, picketing, hand billing or lockout, labor recognition or certification demand or proceeding, or to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries (in their capacities as such) or any labor union, works council, labor organization, other employee representative, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, since June 30, 2024, there have been no pending or threatened labor organizing activities with respect to any employees of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and since June 30, 2024 have been, in compliance with all applicable Laws relating to labor, employment, and terms and conditions of employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, discrimination, immigration control (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employee and independent contractor classification, the provisions of the Law for the Enhanced Enforcement of the Labor Laws, 2011, payment and withholding of employment-related taxes, health and safety, harassment, retaliation, whistleblowing, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act, as amended, and any similar state, local or foreign law (the “WARN Act”)), labor relations, employee leave issues, disability rights and benefits, and pay transparency.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since June 30, 2024, the Company and each of its Subsidiaries has reasonably investigated all sexual harassment, or other harassment, discrimination, or retaliation allegations against officers, directors, and employees of the Company or any of its Subsidiaries that have been reported to the Company or any of its Subsidiaries or of which the Company or any of its Subsidiaries was otherwise aware. With respect to each such allegation with potential merit, the Company or the applicable Subsidiary has taken appropriate corrective action reasonably calculated to prevent further improper action.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all current or former employees or contractors of the Israeli Subsidiary have executed a written contract governing their employment or engagement, which contract also contains undertakings concerning non-competition. To the knowledge of the Company, no current employee of the Company or any of its Subsidiaries is in material violation of any term of any employment agreement, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant with a former employer that would reasonably be expected to materially impair such employee’s performance of services to the Company or any of its Subsidiaries, considering the nature of the businesses of the Company and its Subsidiaries or the use of trade secrets or proprietary information of others. All independent contractors and consultants to the Israeli Subsidiary (“Contractors”) can be terminated on notice of 30 days or less to the Contractor. Except as would not have a Material Adverse Effect, (i) all Contractors are, and all former Contractors were, correctly classified as independent contractors and would not reasonably be expected to be reclassified by any Israeli Governmental Entity as employees of the Israeli Subsidiary, for any purpose whatsoever; (ii) according to the Contractors’ agreements with the Israeli Subsidiary, no Contractor is entitled to any rights as an employee under the applicable labor Laws and (iii) all current and former Contractors have received all rights to which they are and were entitled according to any applicable Law or Contract with the Israeli Subsidiary. The Israeli Subsidiary is not engaged with any personnel through manpower agencies.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company’s and its Subsidiaries’ liability with respect to current employees of the Israeli Subsidiary for severance pay, accrued vacation and contributions to all Company Benefit Plans are fully funded or, if not required by any source to be funded, are accrued on the Company’s or Subsidiaries’ (as applicable) financial statements as of the date of such financial statements and any Section 14 Arrangement under the Israeli Severance Pay Law—1963 has been properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all current or former employees of the Israeli Subsidiary who reside in Israel based on their full salaries and from their commencement date of employment.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and since June 30, 2024 have been, in compliance with all applicable Environmental Laws, and possess and are in compliance, and since June 30, 2024 have possessed and complied, with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) since June 30, 2024 (or earlier to the extent unresolved) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities (contingent or otherwise) pursuant to Environmental Laws, and no such matter has been threatened in writing; and (iii) there has been no release or disposal of, contamination by, or exposure of any Person to any Hazardous Materials, or ownership or operation of any property or facility which is or has been contaminated by any such Hazardous Materials, that has given or would give rise to material liability (contingent or otherwise) under Environmental Laws for the Company.

(b) The Company has made available to Parent all material environmental audits, assessments, and reports, and other material environmental, health or safety documents relating to the Company’s current properties, facilities, or operations that are in its possession, custody, or reasonable control.

Section 3.14 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required by applicable Law to be filed by the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, accurate and complete in all material respects and prepared in compliance with applicable Law;

(ii) each of the Company and its Subsidiaries has timely paid in full (taking into account applicable extensions) all Taxes due and owing by it (whether or not shown on a Tax Return);

(iii) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the applicable financial statement in accordance with GAAP;

(iv) neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than automatic extensions arising from an extension of the due date for filing a Tax Return), which waiver or extension remains in effect;

(b) (i) there are no audits, examinations, or other Actions in process or otherwise pending, threatened in writing or, to the knowledge of the Company, threatened orally against or with respect to the Company or any of its Subsidiaries principally with respect to any material amount of Tax or material Tax Return, (ii) neither the Company nor any of its Subsidiaries has received a written claim by a Governmental Entity in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary may be subject to material Tax in such jurisdiction, which claim has not since been resolved, and (iii) no deficiencies, adjustments, or assessments for any material amount of Tax has been proposed, asserted, or assessed in writing against the Company or any Subsidiary thereof that have not been paid or otherwise resolved in full;

(c) neither the Company nor any of its Subsidiaries has (i) been a member of an “affiliated group” (within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Law)) or otherwise required to file or be included in a combined, consolidated, unitary or other similar Tax Return (other than any such group the common parent of which is or was the Company or any Subsidiary thereof) or (ii) any liabilities for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes (such as a loan or a lease)), or by operation of Law;

(d) neither the Company nor any of its Subsidiaries has been in the last two years a “controlled corporation” or a “distributing corporation” in a transaction that was purported or intended to be governed by Section 355 of the Code;

(e) neither the Company nor any of its Subsidiaries has been a party to a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law);

(f) there are no Tax sharing or similar arrangements that may or will require that any payment be made by either the Company or any of its Subsidiaries, other than (i) any such agreements entered into solely by and among the Company and any of its Subsidiaries and (ii) any customary indemnification or gross up provision in a commercial agreement that was entered into in the ordinary course of business and the principal subject of which is not related to Taxes;

(g) neither the Company nor any of its Subsidiaries is, nor has ever been, a resident for tax purposes of any country other than the country in which it is organized;

(h) less than 30% of the value of the Company and its Subsidiaries, and less than 30% of the value of the assets of the Company and its Subsidiary is allocable to assets of the Company and its Subsidiaries, held directly or indirectly (including assets held by any Person in which the Company or any of its Subsidiaries has any equity rights), that are located in Israel. For purposes of this Section 3.14(h), any Person incorporated, organized or formed under the laws of Israel shall be considered as an asset located in Israel. The Company is and, outside of Company IP that the Company or its subsidiaries acquired from a third party (including through the acquisition of such third party), always has been the sole and exclusive legal, beneficial and economic owner of all right, title and interest in and to the Company IP;

(i) the Israeli Subsidiary has not performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder or is subject to reporting obligations under Sections 131D and 131E of the Ordinance or similar provisions under the Israel Value Added Tax Law of 1975 and the Israeli Land Taxation Law (Appreciation and Acquisition) of 1963;

(j) each Company Stock Plan that is intended to qualify as a capital gains route plan under Section 102 of the Ordinance (“Section 102 Plan”) has received a favorable determination or approval letter or is otherwise approved by the ITA as such. All Section 102 Securities issued under any Section 102 Plan have been granted or issued, as applicable, in compliance in all respects with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including, without limitation, the adoption of the applicable board resolutions, the timely filing of the necessary documents with the ITA, the submission of the application to the ITA to approve a Section 102 Plan, the grant of Section 102 Securities only following the lapse of the required thirty (30) day period from the filing of the 102 Plan with the ITA, the appointment of an authorized trustee to serve as the Section 102 Trustee and hold the Section 102 Securities, with the due deposit of such Section 102 Securities with the Section 102 Trustee pursuant to the terms of Section 102 of the Ordinance, any tax ruling obtained by the Company and Israeli Subsidiary and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable, and the execution by each holder of Section 102 Securities of an undertaking to comply with the provisions of Section 102 of the Ordinance and all applicable regulations and ITA clarifications aforementioned;

(k)  the Israeli Subsidiary is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 of the Ordinance;

(l) neither the Company nor any of its Subsidiaries has been at any time a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963; and

(m) the Israeli Subsidiary is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all material respects with all applicable requirements concerning VAT. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Israeli Subsidiary (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Law, and (iii) has not received a refund for input VAT for which it is not entitled under any Law. None of the Company nor its Subsidiaries that are organized outside of Israel has ever been, or currently is, required to effect Israeli VAT registration.

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Contract (other than any Company Benefit Plan), including all amendments, supplements and side letters thereto that modify each such Contract, to which the Company or any of its Subsidiaries is a party or by which it is bound (other than any Contracts solely between the Company and any wholly-owned Subsidiaries of the Company or solely between any wholly-owned Subsidiaries of the Company), that:

(i) is a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete in or conduct any line of business or grants “most favored nation” rights or a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world;

(iii) provides for Indebtedness (other than intercompany Indebtedness owed solely between the Company and any wholly-owned Subsidiary of the Company or solely between any other wholly-owned Subsidiaries of the Company) of the Company or any of its Subsidiaries having an outstanding or committed principal amount in excess of $1,000,000, whether secured or unsecured;

(iv) is a limited liability company agreement, partnership agreement, joint venture agreement, strategic alliance or similar Contract, other than such Contracts solely among the Company and any of its wholly-owned Subsidiaries or solely among any of the wholly-owned Subsidiaries of the Company;

(v) (A) relates to the licensing or granting of rights to any material Intellectual Property (whether granted by or to the Company or any of its Subsidiaries) (other than non-exclusive grant of rights to information pursuant to confidentiality and nondisclosure agreements for a limited purpose as described therein, licenses to background Intellectual Property granted by independent contractors and consultants, non-exclusive licenses granted to the Company required for (and for the purpose of) the receipt or provision of services, non-exclusive licenses of Intellectual Property granted to customers, and licenses of commercially available off-the-shelf software with an aggregate fee of less than $200,000, in each case, entered in the ordinary course of business), (B) is for the acquisition, divestiture, or development of material Intellectual Property (other than employee invention assignment agreements and agreements with independent contractors executed on the Company’s standard form of agreement for such material Intellectual Property, which shall be deemed to be Material Contracts but will not be required to be scheduled on Section 3.15(a)(v)(B) of the Company Disclosure Letter); or (C) adversely affects in any material respect the Company’s or its Subsidiaries’ ability to use, disclose, own, or enforce any material Company IP or arises out of any material dispute related to Intellectual Property (including concurrent use agreements, settlement agreements, coexistence agreements, and covenant not to sue agreements);

(vi) is a Collective Bargaining Agreement;

(vii) is a settlement, conciliation or similar Contract (A) with any Governmental Entity, (B) pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation or restriction after the date of this Agreement or (C) that contains payment obligations of the Company or any of its Subsidiaries in excess of $600,000 which is unpaid;

(viii) relating to the disposition or acquisition of assets, securities or any business (whether by merger, sale of stock or assets or otherwise) by the Company or any of its Subsidiaries (A) since June 30, 2024, with a value or purchase price greater than $3,000,000 or (B) pursuant to which any potential earn-out, deferred or contingent payment obligations or other material liability or obligations remain outstanding or otherwise survive as of the date hereof that would reasonably be expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $500,000;

(ix) provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s standard forms previously filed as an exhibit with the Company SEC Documents;

(x) provides for accelerated vesting in connection with a change of control or otherwise in connection with the Merger or the Transactions (including as a result of any termination of employment following a change of control or the Merger);

(xi) obligates the Company or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;

(xii) under which the Company or any of its Subsidiaries is, or is reasonably expected to be, obligated to make or entitled to receive payments in excess of $5,000,000 in fiscal year 2026 or any fiscal year thereafter with respect to hosting and infrastructure obligations, other than Contracts that can be terminated by the Company or any of its Subsidiaries on 90 days’ notice or less without payment by the Company or any of its Subsidiaries of any material penalty;

(xiii) with respect to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries (A) provides for (1) annual base compensation that could exceed $500,000, or (2) payment of any severance payments or benefits or (B) cannot be terminated upon sixty days’ notice or less without further payment, liability or obligation unless required by applicable Law;

(xiv) is a Related Party Transaction;

(xv) is a Contract with a Governmental Entity involving more than $1,000,000 annually;

(xvi) is a customer Contract with any of the 10 largest customers (based on sales on a consolidation of each customer with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, for the 12 months ended (A) December 31, 2025 and (B) June 30, 2026 (each, a “Material Customer”);

(xvii) is a Contract with any of the 10 largest channel partners (including resellers and distributors) (based on recorded revenue from such channel partner) of the Company and its Subsidiaries, taken as a whole, for the 12 months ended (A) December 31, 2025 and (B) June 30, 2026 (each, a “Material Channel Partner”); or

(xviii) is a Contract with any of the 10 largest vendors, suppliers or service providers (based on a consolidation of each vendor, supplier or service provider with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, based on the aggregate amount of expenditures made by the Company and its Subsidiaries to such vendor, supplier or service provider (each, a “Material Supplier”) for the 12 months ended (A) December 31, 2025 and (B) June 30, 2026.

All contracts of the types referred to in clauses (i) through (xviii) above are referred to herein as “Material Contracts”. The Company has made available to Parent true and complete copies of all Material Contracts as of the date hereof, including all amendments and supplements thereto. Notwithstanding anything to the contrary in this Agreement, the Contracts and related documents underlying the Capped Call Options shall not constitute “Material Contracts” for purposes of this Agreement.

(b) Each Material Contract is valid and binding on each of the Company’s Subsidiaries party thereto (and, if the Company is a party, on the Company) and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

(c) Since December 31, 2025 through the date of this Agreement, the Company has not received any written notice from or on behalf of any Material Customer, Material Channel Partner or Material Supplier indicating that such Person intends to terminate or not renew, or materially change the terms of, any Material Contract.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with the lapse of time or the giving of notice or both, would constitute such a breach of or default under, or permit termination or modification of, any of such insurance policies.

Section 3.17 Properties.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of its respective Leased Real Property, necessary to conduct its respective businesses as currently conducted, free and clear of all Liens (except Permitted Encumbrances), assuming the timely discharge of all obligations owing under or related to the Leased Real Property.

(b) With respect to each Leased Real Property, neither the Company nor any Subsidiary of the Company is in breach or default under the applicable Lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Company, no event has occurred and no circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

(c) Neither the Company nor any of its Subsidiaries owns any real property.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered or applied for trademarks or service marks, patents, patent applications, registered copyrights, and domain names, and social media accounts owned by the Company or any of its Subsidiaries (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancelation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Registered IP and other Company IP is exclusively owned by the Company or one of its Subsidiaries, in each case, free and clear of all Liens (except Permitted Encumbrances), and the Company and its Subsidiaries have valid, enforceable, and sufficient right or license to all Intellectual Property used in or necessary for the operation of their respective businesses. All material Company IP is subsisting, valid and (other than applications for the registration of Company Registered IP) enforceable. Neither the Company nor any of its Subsidiaries has received any written notice or claim since June 30, 2024 challenging the ownership, validity or enforceability of any Company Registered IP or other Company IP, including any that remains pending or unresolved.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain and protect all Company IP, including the confidentiality of all information of the Company or any of its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use and any other trade secret or material confidential information of the Company or any of its Subsidiaries, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries (nor the conduct of any of its or their respective businesses) are infringing upon, misappropriating or otherwise violating, or since June 30, 2024 have infringed upon, misappropriated or otherwise violated, any patents, copyrights, trademarks, trade secrets or other Intellectual Property of any third party and neither the Company nor any of its Subsidiaries has received since June 30, 2024 any written notice, threat or claim asserting that any such infringement, misappropriation or other violation is occurring or has occurred, including any which notice or claim that remains pending or unresolved, (ii) no third party is misappropriating, infringing or otherwise violating, or since June 30, 2024 has misappropriated, infringed or otherwise violated any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order, or pending Action, in which the Company or any of its Subsidiaries is named as a party thereto restricting or limiting in any material respect the use or licensing of such Intellectual Property by the Company or any of its Subsidiaries.

(d) To the knowledge of the Company, the Company and its Subsidiaries are and have been in material compliance with all applicable Open Source Licenses. No Company Software incorporates, is combined with, links with, is provided as a service with, or is distributed with any Software licensed under an Open Source License in a manner that requires the Company or any of its Subsidiaries to (i) license, disclose or distribute any source code for any Company Software, (ii) license any Company Software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Company IP, or (iv) license, disclose, or distribute any Company Software at no or minimal charge, or impose (or require or condition any grant of rights upon the imposition of) any present economic limitations on the Company or any of its Subsidiaries commercial exploitation thereof. Except as set forth in Section 3.18(d) of the Company Disclosure Letter, no source code for Company Software has been disclosed, licensed, released, distributed, escrowed, or made available to or for any Person and no Person has been granted any rights thereto, and neither the Company nor any of its Subsidiaries have agreed to do so under any circumstance, other than disclosures to employees and contractors under binding confidentiality and non-disclosure obligations in the ordinary course of business.

(e) Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any material Intellectual Property for, on behalf of, or under the direction or supervision of the Company or any of its Subsidiaries has executed and delivered to the Company or a Subsidiary thereof a valid and enforceable written Contract providing for (i) the confidentiality and non-disclosure by such Person of all trade secrets and confidential information owned or Processed by the Company or any of its Subsidiaries and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company or such Subsidiary, as applicable, of all right, title, and interest in and to such Intellectual Property, unless the Company or such Subsidiary owns such Intellectual Property by operation of law. To the knowledge of the Company, there has been no use, disclosure, access, destruction or Processing of any trade secrets or confidential information owned or Processed by the Company or any of its Subsidiaries, other than such disclosures in the ordinary course of business pursuant to a written Contract with reasonable and customary confidentiality and non-disclosure restrictions. To the knowledge of the Company, no Person is in breach of any Contract referenced in this section. No current or former employee of the Company or any of its Subsidiaries or other Person has notified the Company or any of its Subsidiaries in writing of any claim of any right, title, or interest in or to any material Company IP since June 30, 2024 that has not been resolved at least twelve (12) months prior to the date hereof.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, all Company IT Systems are in good working order, perform all of their intended functions materially in accordance with their respective specifications and documentation, are sufficient for the current needs of the respective businesses of the Company and its Subsidiaries and do not contain any Malicious Code. Since June 30, 2024, no Company IT Systems have been subject to any interruption or failure, or consistent substandard performance, that has materially disrupted the business of the Company or its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans and have taken commercially reasonable steps to safeguard the confidentiality, integrity and security of the Company IT Systems. Since June 30, 2024, to the knowledge of the Company, there have been no Security Incidents, including any that have resulted in unauthorized access to or exfiltration of material trade secrets or Personal Information of the Company or any of its Subsidiaries.

(g) No Israeli funding, loan, incentive, benefit or grants from, or facilities of, any governmental or regulatory authority or any agency, or any international or bilateral fund, institute or organization or public entities or authorities, including, from the Israeli Authority for Investments and Development of the Industry and Economy (previously known as Investment Center) or the Israel Innovation Authority (previously known as the Office of the Chief Scientist), university, college or other academic or educational institution or research center (or any affiliate of any of the foregoing), was used by the Company or its subsidiaries or on their behalf, or by any of its founders prior to the incorporation of the Company. No current or former employee, consultant or independent contractor of the Company, who is or was involved in, or who is contributing or contributed to the creation or development of any material Company IP (“IP Contributor(s)”) is or has performed services for or otherwise is or was under restrictions resulting from his or her relations with any government, university, college or other academic or educational institution or research center during the time such employee, consultant or independent contractor is or was so involved in, or contributing to the creation or development of any Company IP. All employees or consultants who are IP Contributors of the Israeli Subsidiary, explicitly agreed to waive all non-assignable rights (including moral rights) and rights to receive royalties or compensation in connection therewith (including, without limitation, under Section 134 of the Israeli Patent Law, 1967).

(h) The Company and its Subsidiaries use all AI Technology in compliance in all material respects with the applicable license terms, consents, Contracts and Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, to the knowledge of the Company, the Company and its Subsidiaries have not included and do not include any Personal Information, trade secrets or material confidential or proprietary information of the Company or its Subsidiaries, or of any third Person under an obligation of confidentiality by the Company or its Subsidiaries, in any prompts or inputs into any AI Technology, except in cases where such AI Technology does not use such information, prompts or services to train the model, machine learning or algorithm of such AI Technology or improve the services related to such AI Technology. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, to the knowledge of the Company, all of the third-party data used for the development, training, testing, improvement, or operation of Company Software, including any AI Technology therein has been sourced pursuant to written agreements permitting the Company and its Subsidiaries to collect and use such data, and the Company’s and its Subsidiaries’ collection and use of such data does not violate any such agreement or any rights in Personal Information, rights of privacy, Intellectual Property, or other rights of any Person. To the knowledge of the Company, the Company and its Subsidiaries (i) have implemented commercially reasonable policies and procedures relating to use of AI Technology by the Company and its Subsidiaries and (ii) have implemented commercially reasonable administrative, technical, and organizational safeguards for deploying Company Software that incorporates AI Technology.

Section 3.19 Data Privacy.

(a) To the knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and since June 30, 2024 have been, in compliance in all material respects with (i) all applicable Laws relating to privacy, data security, or data protection or the collection, storage, Processing, use, safeguarding, disclosure, disposal, sharing or transfer of Personal Information (collectively, “Privacy Law”), (ii) any information security or data privacy statements in the Company’s or its Subsidiaries’ applicable external or internal privacy policies (“Privacy Policies”), and (iii) any other Data Security Requirements and have implemented and maintained commercially reasonable safeguards to protect all Personal Information in its possession, or under its control, including against unauthorized Processing.

(b) There are, and since June 30, 2024 there have been, no notices, threats, or claims pending, threatened in writing or, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries concerning actual or alleged violations of Privacy Law or other Data Security Requirements or with respect to any Security Incident. To the knowledge of the Company and its Subsidiaries, the consummation of the Transactions will not reasonably be expected to result in any material violation of any Privacy Law or other Data Security Requirement.

Section 3.20 International Trade Laws.

(a) Neither the Company nor any of its Subsidiaries, or any of their respective directors, officers, employees, or, to the knowledge of the Company, any agents or third party representatives acting in each case on behalf of the Company or any of its Subsidiaries, is, or since April 24, 2019, has been, (i) a Sanctioned Target, (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Target or in any Sanctioned Country, in either case in violation of Sanctions.

(b) The Company, its Subsidiaries, and their respective directors, officers, employees and, to the knowledge of the Company, agents and third party representatives in each case acting on behalf of the Company and its Subsidiaries, are, and in the past five (5) years (or, in the case of Sanctions, since April 24, 2019), have been, in compliance with International Trade Laws. Neither the Company nor any of its Subsidiaries has received any notice of Action, inquiry or external allegation, or made any voluntary or involuntary disclosure to or from any Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violations of any International Trade Laws at any time in the past five (5) years (or, in the case of Sanctions, since April 24, 2019). There are no pending, threatened in writing or, to the knowledge of the Company, threatened orally claims from any Governmental Entity against the Company or any of its Subsidiaries with respect to any actual or potential violations of International Trade Laws.

(c) Neither the Company nor any of its Subsidiaries is required, in connection with the conduct of the Company’s business as currently conducted, to obtain any license, approval or registration under applicable Israeli Law relating to marketing, export or import controls, except for any such license, approval or registration that would not be material to the Company and its Subsidiaries taken as a whole or that has been obtained and is in full force and effect and that is listed in Section 3.20(c) of the Company Disclosure Letter (the “Israeli Permits”). No event has occurred, including the failure of the Company or any of its Subsidiaries to give any notice or information, or the Company or any of its Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its Subsidiaries under, or would permit the termination or modification of, any such Israeli Permits. Without limiting the generality of the foregoing, the Company and its Subsidiaries are, and since June 30, 2024 have been, in compliance, in all material respects, with all applicable Israeli Laws relating to encryption technology and exports, including any applicable requirement to obtain a license, approval or registration from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, or from the Israeli Ministry of Economy pursuant to the Import and Export Order (Control of Dual-Use Goods, Services and Technology Exports), 5766-2006. Neither the Company nor any of its Subsidiaries company’s products, technologies, software, or services may be classified under Category 5, Part 2 of the Wassenaar Arrangement as implemented in Israeli law.

Section 3.21 Improper Payment Laws.

(a) None of the Company, any of its Subsidiaries, or any of their respective officers, directors, or employees or, to the knowledge of the Company, any agents or third party representatives acting on behalf of the Company or any of its Subsidiaries, has, in the past five (5) years, directly or indirectly, made, offered, promised, authorized, or received any payment or gift of any money or anything of value to, from, or for the benefit of any “foreign official” as such term is defined in the FCPA, foreign political party or official thereof, political campaign, or public international organization in violation of any Improper Payment Laws, or otherwise taken or failed to take any act that would cause the Company or any of its Subsidiaries to be in violation of applicable Improper Payment Laws. The Company and its Subsidiaries comply with all applicable Improper Payment Laws in all material respects.

(b) Neither the Company nor any of its Subsidiaries has received any notice of Action, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to or from any Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing with respect to violations of any Improper Payment Laws at any time in the past five (5) years. There are no pending, threatened in writing or, to the knowledge of the Company, threatened orally claims against the Company or any of its Subsidiaries with respect to Improper Payment Laws.

(c) The Company maintains compliance policies, procedures, and internal controls reasonably calculated to ensure compliance with applicable Improper Payment Laws in all material respects.

Section 3.22 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.11 in all material respects, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States apply to this Agreement or any of the Transactions.

Section 3.23 Affiliate Transactions. Except for (x) directors’ and employment-related Contracts filed or incorporated by reference as an exhibit to a Company SEC Document, (y) any other transactions, Contracts, arrangements or understandings between the Company and its Subsidiaries, on the one hand, and any director, officer, manager or employee, on the other hand, that pertain to employment arrangements made in the ordinary course of business and (z) any intercompany Contracts, as of the date hereof, no executive officer or director of the Company is a party to any Contract, with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act (each, a “Related Party Transaction”).

Section 3.24 Brokers. No broker, investment banker, financial advisor, finder, agent or other Person, other than Goldman Sachs & Co. LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC, as financial advisor to the Company, dated on or before the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Shares is fair from a financial point of view to such holders of Shares. It is agreed and understood that the opinion expressed therein is for the benefit of the Company Board (in its capacity as such) in connection with the Merger Consideration and may not be relied upon by Parent, Merger Sub, or any other third party. The Company shall, following the execution of this Agreement, furnish a true, correct and complete copy, for informational purposes only and on a non-reliance basis by Parent and Merger Sub, of such written opinion to Parent.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties expressly and specifically set forth in this Article III and in the Company Officers’ Certificate, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, and Parent and Merger Sub are not relying on any representation or warranty, whether made by the Company, any of its Affiliates or their respective Representatives, except for the representations and warranties expressly and specifically set forth in this Article III and in the Company Officers’ Certificate. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement only to the extent to which the relevance of such information is reasonably apparent on the face of such disclosure), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case in effect on the date of this Agreement, and each as so made available is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Merger, subject to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except for the Enforceability Exceptions). The Board of Directors of Parent has authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the Transactions, including the Merger, to be advisable, fair to and in the best interests of Parent and its stockholders, on the terms and subject to the conditions set forth in this Agreement. The Board of Directors of Merger Sub has (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of Merger Sub and Parent, as its sole stockholder, (b) authorized and approved the execution and delivery of this Agreement and performance by Merger Sub of its covenants and obligations contained herein and the consummation by Merger Sub of the Transactions, (c) approved and declared advisable this Agreement and the Transactions, including the Merger, and (d) recommended that Parent, as Merger Sub’s sole stockholder, adopt this Agreement in accordance with the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement.

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancelation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Antitrust and Foreign Investment Laws, (iii) such filings as are necessary to comply with the applicable requirements of Nasdaq, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Litigation. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending, threatened in writing or, to the knowledge of Parent, threatened orally against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or incidental to its formation. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are duly authorized, validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent.

Section 4.7 Financing.

(a) Parent has delivered to the Company a true and complete copy of the fully executed Debt Commitment Letter (together with all exhibits and schedules thereto) from the Debt Financing Sources party thereto, pursuant to which, on the terms and subject to the conditions set forth therein, such Debt Financing Sources have committed to provide the amounts set forth therein to Merger Sub for the purpose of funding the Transactions (the “Debt Financing”).

(b) Parent has delivered to the Company a true and complete copy of the fully executed Equity Commitment Letter from the Equity Investors, pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to directly or indirectly invest in Parent the amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express limited third-party beneficiary of, and is entitled to enforce in accordance with its terms, the applicable terms of the Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 8.10.

(c) Except as expressly set forth in the Debt Commitment Letter (with respect to the Debt Financing) and the Equity Commitment Letter (with respect to the Equity Financing), there are no conditions precedent relating to the obligations of the Debt Financing Sources or the Equity Investors to provide the full amount of the net proceeds of the Debt Financing or the Equity Financing, respectively, contemplated by the applicable Commitment Letter, or any contingencies that would permit the Debt Financing Sources or the Equity Investors to reduce the aggregate amount of the net proceeds of the Financing to an amount, when taken together with other available lines of credit and other sources of immediately available funds, that is less than the Financing Amounts (including, without limitation, the imposition of any applicable “flex” provisions). As of the date of this Agreement, Parent does not have any reason to believe that (i) it or Merger Sub will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date or (ii) the full amount of the Financing to be provided under the Commitment Letters would not be available to Parent and Merger Sub on or prior to the Closing Date. As of the date of this Agreement, there are no side letters or other Contracts relating to the Commitment Letters or the Financing that would or would reasonably be expected to adversely affect the conditionality, availability, enforceability, termination or reduce the amount (below an amount required for the Financing Amounts) of any Financing or commitments in respect thereof (including, without limitation, as a result of the imposition of any applicable “flex” provisions).

(d) Assuming that the conditions set forth in Section 6.1 and Section 6.3 have been satisfied, that the Marketing Period has been completed, and that the Financing is funded in accordance with the Commitment Letters (including with respect to the Debt Financing, after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), the Financing provided pursuant to the Commitment Letters will provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient, when taken together with other available lines of credit and other sources of immediately available funds, for the satisfaction of all of Parent’s and Merger Sub’s obligations on the Closing Date under this Agreement and the Commitment Letters, including the payment of the Merger Consideration on the Closing Date and any fees and expenses of or payable by Parent or Merger Sub, and for any repayment or refinancing on or prior to the Closing Date of any outstanding indebtedness for borrowed money of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(e) The obligations set forth in the Debt Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent, and, to the knowledge of Parent, the Debt Financing Sources party thereto, enforceable against such Debt Financing Sources in accordance with their terms, subject to the Enforceability Exceptions, and the Debt Commitment Letter is in full force and effect as of the date of this Agreement. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) constitutes or would reasonably be expected to constitute a default, breach or failure to satisfy a condition by Parent, Merger Sub or, to the knowledge of Parent, any other party thereto under the terms and conditions of the Debt Commitment Letter or would otherwise reasonably be expected to result in any portion of the Debt Financing contemplated thereby to be unavailable. Parent has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement. Parent and Merger Sub acknowledge and agree that their respective obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Financing) or (ii) the availability of any financing (including the Financing) to Parent, Merger Sub or any of their respective Affiliates. As of the date of this Agreement, the Debt Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, rescission or other modification is contemplated other than any amendments, supplements or other modifications that would not constitute a Prohibited Modification. As of the date of this Agreement, Parent has no knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Debt Commitment Letter to terminate or be withdrawn, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent or delay in any material respect any Debt Financing Source from funding the Debt Financing under the Debt Commitment Letter at or prior to the Closing.

(f) The obligations set forth in the Equity Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent and the Equity Investors, enforceable against the Equity Investors in accordance with their terms, subject to the Enforceability Exceptions, and the Equity Commitment Letter is in full force and effect as of the date of this Agreement. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) constitutes or would reasonably be expected to constitute a default, breach or failure to satisfy a condition by Parent or, to the knowledge of Parent, any other party thereto under the terms and conditions of the Equity Commitment Letter or would otherwise reasonably be expected to result in any portion of the Equity Financing contemplated thereby to be unavailable. Parent has paid, or caused to be paid, in full any and all fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent acknowledges and agrees that its obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Equity Financing) or (ii) the availability of any financing (including the Equity Financing) to Parent or any of its Affiliates. As of the date of this Agreement, the Equity Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, as of the date hereof, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, rescission or other modification is contemplated. As of the date of this Agreement, Parent has no knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Equity Commitment Letter to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent or delay the Equity Investors from funding the Equity Financing under the Equity Commitment Letter at or prior to the Closing.

(g) Notwithstanding anything to the contrary contained herein, each of Parent and Merger Sub expressly acknowledges, agrees and represents that its obligations to consummate the Transactions under this Agreement are not conditioned or contingent on its or its Affiliates’ (i) receipt or availability of any funds (including any Financing) or (ii) ability to obtain any financing (including the Financing).

Section 4.8 Solvency.

(a) Parent and Merger Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or their Affiliates or of the Company and its Subsidiaries. At and immediately after the Closing, and after giving effect to the Transactions and assuming (x) the accuracy of the representations and warranties in Article III, (y) compliance and performance by the Company with its covenants and agreements hereunder and (z) that immediately prior to the Effective Time the Company is Solvent, Parent, Merger Sub and the Surviving Corporation and its Subsidiaries will be Solvent. For purposes of this Agreement, the term “Solvent”, when used with respect to any Person, shall mean that, as of any date of determination, such Person shall (i) have property with fair value greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise (it being understood that the amount of contingent liabilities, at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (ii) have assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured in the ordinary course of business, (iii) be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured in the ordinary course of business and (iv) not be engaged in business or a transaction, and not be about to engage in a business or transaction, for which it has unreasonably small capital.

(b) None of Parent, Merger Sub or any of their respective Affiliates have any current intention to divest any material assets of the Company or its Subsidiaries, materially reduce the number of employees or otherwise implement any material adverse changes to the operation of the business of the Company or its Subsidiaries following Closing that would reasonably be expected to impair the ability of the Company or its Subsidiaries to fully satisfy its creditors.

Section 4.9 Investment Intention. Parent is acquiring the shares of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that, following the Closing, the shares of the Surviving Corporation will not be registered under the Securities Act or any “blue sky” laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” laws or pursuant to an exemption from any such registration.

Section 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Transactions, including the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time and immediately following the execution and delivery of this Agreement by the parties hereto) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Transactions, including the Merger.

Section 4.11 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s other Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement. Neither Parent nor Merger Sub nor any of their respective “Affiliates” or “Associates” (each as defined in Section 203 of the DGCL) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case at any time during the three-year period prior to the entry into this Agreement.

Section 4.12 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub, except for Persons, if any, whose fees or commissions will be paid by Parent.

Section 4.13 No Other Representations or Warranties. Except for the representations and warranties expressly and specifically set forth in this Article IV and in the Parent Officers’ Certificate, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.14 Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had full opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records, facilities, equipment, Contracts and other assets of the Company, the “data room” maintained by the Company for purposes of the Transactions and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the Transactions, and has not relied on any representation, warranty or statement by any Person or any matter regarding the Company and its Subsidiaries or any matter, except those representations and warranties expressly set forth in Article III and in the Company Officers’ Certificate. Without limiting the foregoing, Parent and Merger Sub (on behalf of themselves and their respective Affiliates) acknowledge and agree that except for the representations and warranties expressly and specifically set forth in Article III and in the Company Officers’ Certificate (i) none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty express or implied and (ii) neither Parent nor Merger Sub is relying on or has relied on any representation, warranty or other statement made by any of the Company, its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, in each case in clauses (i) and (ii) above, concerning the subject matter of this Agreement, the Transactions, the Company and its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub (on behalf of itself and its Affiliates and Representatives) hereby acknowledges and agrees that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that none of Parent, Merger Sub or their respective Affiliates and Representatives will have a claim against the Company or any of its stockholders, equityholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect to the foregoing.

Section 4.15 No Foreign Person. Neither Parent nor Merger Sub is a “foreign person” as defined in 31 C.F.R. § 800.224.

Article V
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time or the valid termination of this Agreement pursuant to Section 7.1 (the “Applicable Period”), except (i) as expressly contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course of business in all material respects and (y) use its commercially reasonable efforts to preserve substantially intact its business organization, key employees, material insurance policies and material business relationships; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach, in and of itself, of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b) During the Applicable Period, except (v) as expressly contemplated or permitted by this Agreement, (w) as disclosed in Section 5.1 of the Company Disclosure Letter, (x) as required by applicable Law or (y) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or liquidate the Company or any of its Subsidiaries, in each case other than any such transactions solely among members of the Company Group;

(iii) issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock or any equity or equity-based awards, options, warrants or rights of any kind to acquire any shares of, or securities convertible into, or exchangeable for any shares of, the Company’s capital stock, or other securities in respect of, in lieu of, or in substitution for any class of its capital stock, except pursuant to the exercise of Company Stock Options, settlement of Company RSUs or Company PSUs or conversion of Convertible Notes outstanding as of the date hereof and in accordance with the terms of such instruments;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or settlement of Company RSUs, Company PSUs or other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(vi) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) or make any investment in, any corporation, partnership or other business organization or division thereof as a going concern, in each case, (1) having a value in excess of $1,000,000 individually or $10,000,000 in the aggregate or (2) that would reasonably be expected to (x) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, qualification or Order from a Governmental Entity necessary for the consummation of the Transactions or the expiration or termination of any applicable waiting period, (y) materially increase the risk of any Governmental Entity entering an Order prohibiting or delaying the consummation of the Transactions under Antitrust and Foreign Investment Laws or (z) materially increase the risk of not being able to remove any such Order on appeal or otherwise or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern, in each case, having a value in excess of $1,000,000 individually or $10,000,000 in the aggregate;

(vii) (A) except in the ordinary course of business, amend, modify or voluntarily terminate any Material Contract, other than the automatic renewal or extension of any such Material Contract pursuant to its terms, on terms that are not less favorable to the Company and its Subsidiaries, taken as a whole, (B) except in the ordinary course of business, enter into any Contract that would be a Material Contract if in effect as of the date hereof (other than any Contract that would be a Material Contract as a result of clauses (iii), (vi), (vii), (viii), (x), (xi), (xiii), (xv), (xvi), (xvii) or (xviii) of Section 3.15(a)), or (C) enter into, amend or modify any Contract with a customer or channel partner that requires, provides for, or would reasonably be expected to result in the pre-payment or up-front payment of fees or other consideration in excess of $1,000,000 individually, or $5,000,000 in the aggregate for all such Contracts, covering a period of more than 12 months;

(viii) authorize any new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(viii) of the Company Disclosure Letter, except for capital expenditures of less than $500,000 individually or $2,000,000 in the aggregate;

(ix) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a member of the Company Group or advances to employees or consultants in the ordinary course of business consistent with past practice), or (B) incur any Indebtedness for borrowed money (other than a guaranty by one or more members of the Company Group in favor of one or more other members of the Company Group), in each case of clauses (A) and (B), in excess of $250,000 individually or $1,000,000 in the aggregate;

(x) except to the extent required by the existing terms of a Company Benefit Plan in effect as of the date hereof, (A) increase the compensation or benefits provided to any current or former employee, officer, director or other service provider of the Company or any Subsidiary with annualized compensation opportunities in excess of $400,000; (B) accelerate or commit to accelerate the funding or payment of, or the vesting of, the compensation or benefits provided to any current or former employee, officer, director or other service provider of the Company or any Subsidiary; (C) grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any of the current or former employees, officers, directors or other individual service providers of the Company or any Subsidiary (or any of their respective dependents or beneficiaries); (D) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any current or former employee, officer, director or other service provider of the Company or any Subsidiary whose annualized compensation opportunities would exceed $400,000; (E) terminate, other than for cause or due to death or disability, any employee, officer, director or other service provider of the Company, whose annualized compensation opportunities would exceed $400,000; or (F) establish, adopt, terminate or amend any Company Benefit Plan or any other compensation or benefit plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof (other than in connection with annual renewals of Company Benefit Plans that are group health and welfare plans or Foreign Benefit Plans made in the ordinary course of business that does not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable plan);

(xi) (A) negotiate, modify, amend, extend, terminate or enter into any Collective Bargaining Agreement or (B) recognize or certify any labor union, works council, labor organization or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xii) implement or announce any employee layoffs, plant closings, reductions in force or other actions that would trigger notice obligations under the WARN Act;

(xiii) affirmatively waive or release any material restrictive covenant obligation of any current or former employee or individual independent contractor of the Company or any of its Subsidiaries;

(xiv) implement or adopt any material change in its methods, principles or practices of accounting, except as may be required to conform to changes in GAAP or applicable law;

(xv) (A) make (other than in the ordinary course of business), revoke or change any material Tax election; (B) surrender any claim for a refund of material Taxes; (C) enter into any closing agreement or otherwise settle or compromise any audit or other Action with respect to material Taxes; (D) file any material amended Tax Return; (E) settle or compromise any material Tax liability; (F) request or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than in the ordinary course of business or, in the case of a request, pursuant to customary extensions of the due date to file a Tax Return); (G) change any material annual Tax accounting period or material method of income Tax accounting; (H) fail to pay any material Tax that becomes due and payable (including any estimated tax payments); (I) initiate or participate in any voluntary disclosure or similar program with respect to a material amount of Taxes; or (J) make any request for a private letter ruling, administrative relief, technical advice or other similar request with any Governmental Entity, in each case, principally in relation to material Taxes (other than the Interim Option Tax Ruling and Option Tax Ruling in accordance with Section 5.16);

(xvi) (A) sell, assign, transfer, abandon, permit to lapse, subject to a Lien (other than a Permitted Encumbrance), license, or otherwise dispose of any material Company IP, except non-exclusive licenses of Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business, (B) disclose any material confidential information (including any trade secret) to any Person other than in the ordinary course of business in circumstances in which it has imposed reasonable and customary confidentiality and non-disclosure restrictions, or (C) disclose, license, release, distribute, escrow, make available to or for any Person, or grant any rights in or to, any source code of the Company Software, other than disclosures to employees and contractors in the ordinary course of business in circumstances in which it has imposed reasonable and customary confidentiality and non-disclosure restrictions;

(xvii) compromise, settle or agree to settle any Action, or consent to the same, other than (except with respect to the Existing Action) compromises, settlements or agreements that involve only the payment of money damages not in excess of $500,000 individually or $2,000,000 in the aggregate and which includes no injunctive or similar restrictions on the Company or its Subsidiaries;

(xviii) grant any material refunds, credits, rebates or other allowances to any customer, vendor or delivery service provider, in each case, other than in the ordinary course of business;

(xix) agree to any covenant materially limiting the ability of the Company or any of its Subsidiaries to compete or engage in any line of business or to compete with any Person in any geographic area;

(xx) incorporate, organize, establish or otherwise form any Subsidiary or other corporation, limited liability company, partnership or other legal entity under the Laws of any jurisdiction in which neither the Company nor any of its Subsidiaries is incorporated, organized or otherwise formed as of the date hereof;

(xxi) hire or employ any individual, or engage or retain any individual as an independent contractor, consultant or other non-employee service provider, in each case whose principal place of employment or principal location for the performance of services would be in any jurisdiction in which neither the Company nor any of its Subsidiaries has, as of the date hereof, at least one employee or individual independent contractor, consultant or other non-employee service provider principally employed or engaged; or

(xxii) agree to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxi).

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to perform its covenants or agreements, or (b) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business . Without limiting Section 5.1, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Section 5.1 hereof), complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals.

(a) Except as set forth in this Section 5.4, during the Applicable Period, the Company shall not, and shall cause its and its Subsidiaries’ respective directors and officers and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective investment bankers, attorneys, accountants, financial advisors and other advisors (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, facilitate, assist or knowingly encourage any inquiries, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal, (ii) engage or participate in any negotiations, solicitations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (iv) amend, terminate or grant the waiver of any confidentiality agreement entered into in connection with a potential Acquisition Proposal to which the Company or any of its Subsidiaries is a party; or (v) enter into any Alternative Acquisition Agreement, in each case of clauses (i) and (ii), other than solely to refer the inquiring Person to this Section 5.4 or contacting any Person making an Acquisition Proposal solely to ascertain facts or clarify terms for the purpose of the Company Board and any committee thereof reasonably informing itself as to such Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons (other than Parent, its Affiliates and their respective Representatives) conducted heretofore with respect to any Acquisition Proposal, including revoking access to any applicable virtual data rooms and delivering notices to return or destroy confidential information pursuant to the terms of the applicable confidentiality agreement; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent that the Company Board (or any committee thereof) has determined in good faith, after consultation with its outside legal counsel and financial advisor, the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law so long as the Company promptly (and in any event within twenty-four (24) hours) notifies Parent thereof (including providing the identity of such Person and the other information required by Section 5.4(b) and Section 5.4(d), as applicable) after granting such waiver.

(b) Notwithstanding anything to the contrary in Section 5.4(a) or elsewhere in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a material breach of Section 5.4(a), if, and only if, (x) the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, constitutes or may reasonably be expected to lead to a Superior Proposal and (y) the Company complies with the notice requirements pursuant to Section 5.4(d), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, (ii) engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; and (iii) otherwise facilitate such Acquisition Proposal or assist such Person with such Acquisition Proposal, provided, that the Company shall promptly (and in no event later than twenty-four (24) hours after the time it is provided to such Person making such Acquisition Proposal) provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

(c) Subject to the permitted actions contemplated by clauses (d) and (e) below, and Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or approve or recommend, or publicly propose to adopt, endorse, approve, recommend or otherwise declare advisable, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”); provided, that delivery of a written notice to Parent as contemplated by clauses (d) or (e) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed, in and of itself, to constitute an Adverse Recommendation Change or otherwise a violation of this clause (i), (ii) fail to publicly recommend against acceptance of any Acquisition Proposal that is a tender offer or exchange offer by a third party for the Shares pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within ten (10) Business Days after commencement of such offer, (iii) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing; provided, that Parent may make such a request no more than two (2) times per Acquisition Proposal, (iv) fail to include the Company Board Recommendation in the Proxy Statement or (v) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than an Acceptable Confidentiality Agreement referred to in Section 5.4(b) entered into in compliance with Section 5.4(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Section 5.4 or elsewhere in this Agreement, following receipt of a written Acquisition Proposal by the Company after the date of this Agreement, and prior to the Company Stockholder Approval, that did not result from a breach of this Section 5.4 and that the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board (or any committee thereof) may, at any time prior to the Company Stockholders Meeting, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i)  (A) the Company shall have provided to Parent four (4) Business Days’ prior written notice (which notice shall not constitute an Adverse Recommendation Change), which shall (1) state expressly that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) include as exhibits thereto an unredacted copy of the Alternative Acquisition Agreement and any related agreements or schedules and (3) state expressly that, subject to any revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof) has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable (provided, that in the case of this clause (A), that the Company shall be required to provide Parent with a new notice and an additional period (ending on the later of (x) the third Business Day following delivery of such new notice and (y) the last day of such original four (4) Business Day period) if the applicable alternative acquiror materially amends the financial terms or any other material term or condition of the applicable Superior Proposal before the Company Board (or any committee thereof) makes such Adverse Recommendation Change or terminates this Agreement), and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, the Company shall have engaged in good faith with Parent (to the extent Parent has requested in writing the Company to engage) during such four (4) Business Day period (or, if later, three (3) Business Day period following a material amendment), which may be on a non-exclusive basis, to permit Parent to propose adjustments to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; provided, that the Company and its Subsidiaries shall not, and shall cause their respective Representatives not to, disclose to any other Person the terms or other information with respect to any offer of, or negotiations with, Parent pursuant to this Section 5.4(d)(i) unless and until a definitive agreement with respect to such offer or negotiations is executed; and

(ii) the Company Board (or any committee thereof) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e) Notwithstanding anything to the contrary set forth in this Section 5.4 or elsewhere in this Agreement, upon the occurrence of any Intervening Event, the Company Board (or any committee thereof), at any time prior to the Company Stockholder Approval, may make an Adverse Recommendation Change if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice (which notice shall not constitute an Adverse Recommendation Change), which shall (1) set forth in reasonable detail information describing the Intervening Event and (2) state expressly that, subject to clause (ii) below, the Company Board (or any committee thereof) has determined to make an Adverse Recommendation Change (a “Notice of Intervening Event”) (it being understood and agreed that any material modifications or developments with respect to such Intervening Event shall require a new Notice of Intervening Event, which shall require a new notice period (ending on the later of (x) the third Business Day following delivery of such new notice and (y) the last day of the original four (4) Business Day period), and compliance with this Section 5.4(e) with respect to such new notice) and (B) prior to making such an Adverse Recommendation Change, engaged in good faith with Parent (to the extent Parent has requested in writing the Company to engage) during such four (4) Business Day period (or three (3) Business Day period following a material modification or development) to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board (or any committee thereof) to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and

(ii) the Company Board (or any committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) During the Applicable Period, the Company shall promptly (and in any event within 24 hours after knowledge of receipt by a director or executive officer of the Company or the Company’s financial advisor) advise Parent orally and in writing of any written Acquisition Proposal received by the Company and the identity of the Person making such Acquisition Proposal, the material terms of any such Acquisition Proposal and unredacted copies of any written (and summaries of any oral) proposal relating thereto provided to the Company or any of its Representatives (including any actual, draft, or proposed agreements or documents submitted therewith) and thereafter shall keep Parent informed, on a prompt basis, of the status of discussions and negotiations and any material change in the terms of any such Acquisition Proposal (including any revised agreements or documents).

(g) Nothing set forth in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from (i) disclosing to the stockholders of the Company any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing to Company stockholders any other position or disclosure contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to equity holders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law and in either case, such action taken pursuant to this Section 5.4(g) shall not constitute an Adverse Recommendation Change; provided that (1) any such statement or disclosure pursuant to this Section 5.4(g) shall be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.4, and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board to effect an Adverse Recommendation Change other than in accordance with Section 5.4(d) or Section 5.4(e), as applicable.

(h) The Company agrees that any material breach of this Section 5.4 by any of the Company’s or its Subsidiaries’ Representatives (acting at the direction of the Company or any of its Subsidiaries) shall be deemed to be a breach of this Agreement by the Company; provided that, a Representative shall be deemed to be acting at the direction of the Company if the Company has actual knowledge that such Representative is materially breaching this Section 5.4 and the Company does not use its reasonable best efforts to prevent or remedy such breach.

Section 5.5 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable (but no later than thirty (30) days) following the date of this Agreement, the Company shall, with the assistance of Parent, prepare the Proxy Statement and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement.

(b) Without limiting the generality of the foregoing, each of Parent and Merger Sub shall furnish to the Company all information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement that is otherwise customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement or as otherwise required by applicable Law, requested by the SEC, or as the Company may reasonably request, in each case, as promptly as practicable after its request by the Company. The Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company shall correct any information provided by it for inclusion or incorporation by reference in the Proxy Statement as promptly as practicable if and to the extent such information shall be found to contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq.

(c) As promptly as reasonably practicable (but no later than seven (7) days) following the clearance of the Proxy Statement by the SEC (whether by confirmation that the SEC has no further comments or expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act without receipt of comments), unless this Agreement is validly terminated pursuant to Article VII, the Company, acting through the Company Board (or a committee thereof), shall (i) take all action necessary to duly call, set a record date for, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval (provided that the date of the Company Stockholders Meeting shall be initially scheduled for a date that is no later than thirty-five (35) days following the mailing of the Proxy Statement to the Company’s stockholders) and (ii) except to the extent that the Company Board (or any committee thereof) shall have effected an Adverse Recommendation Change in accordance with Section 5.4, include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement; provided, that the Company shall be permitted to adjourn, recess, delay or postpone convening the Company Stockholders Meeting (but not beyond the Termination Date) (A) for the absence of a quorum, (B) to allow reasonable additional time to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval or (C) if the Company Board (or any committee thereof) has determined in good faith, after consultation with its outside legal counsel, that it is required by applicable Law to postpone or adjourn the Company Stockholders Meeting in order to give the stockholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to the stockholders of the Company. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company Stockholders Meeting will not be postponed or adjourned (x) by more than ten (10) days at a time or (y) on more than three (3) occasions. In no event will the record date of the Company Stockholders Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries, officers, directors and Representatives to (i) afford to Parent reasonable access during normal business hours, consistent with applicable Law and the Confidentiality Agreement, to its properties, personnel (solely with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed)), Contracts, offices, other facilities and books and records, and (ii) furnish Parent with all financial, operating and other data and information relating to the Company and its Subsidiaries as Parent shall reasonably request in writing (other than any of the foregoing that relates to the consideration, negotiation and execution of this Agreement, or, subject to the disclosure requirements set forth in Section 5.4, any Acquisition Proposal; and it being agreed that this Section 5.6 shall not permit Parent or its officers, employees or Representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials); provided, that neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business (unless such data or information could reasonably be prepared without undue burden), and any such data or information may be delivered in the form in which it is ordinarily maintained. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any Contract with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other similar legal privilege held by the Company or any of its Subsidiaries, (iii) otherwise contravene any confidentiality undertaking or violate any applicable Law, (iv) include personnel records of employees relating to individual performance or evaluation records, medical histories or other information, in each case, which, in the Company’s good faith determination, the disclosure of which would violate applicable Law or could subject the Company or its Affiliates to risk of liability or (v) include information reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that the Company shall use commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such agreement or Law or waive the applicable privilege. From and after the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Section 7.1, but subject in all respects to compliance with any applicable Antitrust and Foreign Investment Laws, the parties hereto shall cooperate in good faith to prepare to effectuate (promptly following the Closing) Parent’s integration planning and coordination efforts with respect to the combined operation of Parent and the Company following the Closing. The cooperation efforts described herein shall include, but not be limited to, upon Parent’s reasonable request and at mutually agreed times, making good faith efforts to hold meetings once every two weeks between Parent and the Company for the purpose of discussing, coordinating and planning the proposed integration following the Closing; provided that such cooperation and meetings shall not unreasonably interfere with the Company's business operations.

(b) Each of Parent and Merger Sub shall hold and treat and shall cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the Transactions in accordance with the Confidentiality Agreement, dated as of December 15, 2025, between Parent (or an Affiliate thereof) and the Company and that certain Joinder to Confidentiality Agreement, dated as of April 28, 2026 (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided that, after the execution of this Agreement, the Debt Financing Sources shall be deemed “Representatives” of Parent pursuant to the Confidentiality Agreement to the extent such financing sources have executed customary confidentiality agreements (or joinders) (which shall require “click through” or other affirmative action accepting such confidentiality obligations).

(c) From the date hereof until the Closing, without the Company’s prior written consent, each of Parent and Merger Sub shall not, and shall cause its Affiliates and Representatives not to, contact any employees, independent contractors, customers, vendors, suppliers, or distributors of, or other third parties having business relationships with the Company and its Subsidiaries, other than in Parent, Merger Sub or its Affiliates’ ordinary course of business where such contact does not relate to this Agreement or the Transactions, except to the extent such contacts are previously agreed upon by Parent and the Company, and is in any event conducted in compliance with the terms of the Confidentiality Agreement.

Section 5.7 General Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 5.7) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1 and Section 5.8), Parent and Merger Sub shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to), on the other hand, use their respective commercially reasonable efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other parties hereto in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions (including the Merger), including by (A) causing the conditions to the Merger of the other party hereto set forth in Article VI to be satisfied (but not waived) and (B) (1) obtaining all consents, waivers, approvals, Orders and authorizations from Governmental Entities; and (2) making all registrations, declarations and filings with Governmental Entities, in each case that are necessary or advisable to consummate the Transactions. In furtherance of the foregoing, the Company and Parent shall use commercially reasonable efforts to promptly notify each other of (x) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or from any Person alleging in writing that the consent of such Person is or may be required in connection with the Merger, or (y) any Action commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger. This Section 5.7 shall not apply to filings under Antitrust and Foreign Investment Laws, which shall be governed by the obligations set forth in Section 5.8.

Section 5.8 Antitrust and Foreign Investment.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things reasonably necessary, proper or advisable under Antitrust and Foreign Investment Laws to consummate the Transactions as promptly as reasonably practicable (and, in any event, no later than the Termination Date), including: (i) causing the preparation and filing, as promptly as practicable, of all forms, registrations, notices, notifications (or drafts thereof) required to be filed to consummate the Merger and the taking of such actions as are reasonably necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust and Foreign Investment Law; (ii) using reasonable best efforts to defend all Actions (other than litigation, tribunal proceedings, or administrative proceedings) by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve (other than through litigation, tribunal proceedings, or administrative proceedings) any objection asserted with respect to the Transactions under any Antitrust and Foreign Investment Law raised by any Governmental Entity; provided, however, that neither Parent nor Merger Sub shall have the obligation to litigate or contest any administrative, judicial or tribunal action, proceeding, injunction or other Order. Parent and its advisors shall control and direct all strategy for obtaining the approvals of or clearances under Antitrust and Foreign Investment Laws from each applicable Governmental Entity (in reasonable consultation with the Company), following consultation with the Company and after giving due considerations to its views and acting reasonably and in good faith.

(b) In furtherance and not in limitation of the provisions of Section 5.8(a), each of the parties hereto, as applicable, shall prepare and file (and if applicable, cause its Affiliates to prepare and file) as promptly as practicable (and in any event no later than ten (10) Business Days from the date of this Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act (which form shall specifically request early termination of the waiting period prescribed by the HSR Act) and shall prepare and file as promptly as practicable (and in any event no later than ten (10) Business Days from the date of this Agreement with respect to initial filings) appropriate filings (in draft form, where applicable) required to obtain the regulatory approvals set forth in Section 6.1(c) of the Company Disclosure Letter. Parent shall pay all filing fees required under the Antitrust and Foreign Investment Laws by the Company and Parent.

(c) If a party hereto (or its Affiliates) receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the Transactions, including but not limited to a “Second Request” under the HSR Act, then such party shall (and shall cause its Affiliates to) in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, a response to such request. Parent agrees that it will not withdraw or refile any filing or stay, toll or extend any waiting period under the HSR Act or any Antitrust and Foreign Investment Law or enter into any agreement with any Governmental Entity to delay the consummation of the Merger, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) The parties hereto shall keep each other apprised of the status with respect to the matters set forth in this Section 5.8 and work cooperatively in connection with obtaining the approvals of or clearances under Antitrust and Foreign Investment Laws from each applicable Governmental Entity, including:

(i) promptly cooperating with each other in connection with filings or other submissions required to be made by any party (or its Affiliates) under any Antitrust and Foreign Investment Law and liaising with each other in relation to the procedure before the relevant Governmental Entities and as to the contents of all substantive communications with such Governmental Entities. In particular, to the extent permitted by Law and the applicable Governmental Entity, with respect to any notification, filing or material submission in relation to the transactions contemplated hereunder with any Governmental Entity, each party will provide the other party with a copy of such notification, filing or submission in draft form and give such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect; provided, however, that such notifications, filings or submissions may be redacted as necessary to address attorney-client, other privilege or confidentiality concerns, or valuation analysis;

(ii) promptly furnishing to the other party all information within its (or its Affiliates) possession that is required for any application or other filing to be made by the other party pursuant to applicable Law in connection with the Transactions, except that information which is confidential or competitively sensitive may be redacted and shared only on an outside counsel only basis;

(iii) promptly notifying each other of any substantive communications (and furnishing each other with copies of all substantive written correspondence, filings and instruments) from or with any Governmental Entity with respect to the matters set forth in this Section 5.8 and ensuring to the extent permitted by Law and applicable Governmental Entity that each of the parties hereto is entitled to attend and participate in any substantive meetings with or other substantive appearances before any Governmental Entity with respect thereto; and

(iv) consulting and cooperating with one another in connection with all substantive analyses, appearances, meetings, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto (or any of its Affiliates) in connection with proceedings under or relating to the Antitrust and Foreign Investment Laws.

(e) In addition, Parent shall use reasonable best efforts to take, or cause to be taken, all other action and shall do, or cause to be done, all other things necessary, proper or advisable under all Antitrust and Foreign Investment Laws to consummate the Transactions, including using its reasonable best efforts to obtain the expiration of all applicable waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties hereto to consummate the Transactions.

(f) Parent and its Subsidiaries shall not acquire or agree to acquire (by merger, consolidation, purchase of equity interests or assets, joint venture or otherwise) any Person or any business, division or portion thereof, if such acquisition would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, qualification or Order from a Governmental Entity necessary for the consummation of the Transactions or the expiration or termination of any applicable waiting period, or (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting or delaying the consummation of the Transactions under Antitrust and Foreign Investment Laws.

(g) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.8 shall include Parent committing to: (i) entering into any settlement, undertaking, consent, decree, stipulation or agreement with, or required by, any Governmental Entity in connection with the Transactions; (ii) agreeing to sell, divest, or otherwise convey any asset, portion or part of an asset or business of the Surviving Corporation and its Subsidiaries; (iii) licensing, holding separate or entering into similar arrangements or conduct restrictions with respect to the assets of the Surviving Corporation and its Subsidiaries and (iv) otherwise taking, or committing to take, actions that after the Effective Time would limit Parent’s or Merger Sub’s (including the Company and its Subsidiaries) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, entities, businesses, divisions, operations, products or product lines, assets, Intellectual Property or businesses of the Surviving Corporation and its Subsidiaries (each of the foregoing described in any of (i) through (iv), a “Remedial Action”), provided, however, that notwithstanding the foregoing, in no event shall Parent or any of its Affiliates be required to take, or to offer or commit to take, any Remedial Action (x) with respect to any entities, businesses, divisions, operations, products or product lines, assets, Intellectual Property or businesses of Parent or its Affiliates (other than the Surviving Corporation and its Subsidiaries after the Effective Time), (y) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, businesses, product lines, financial condition, or results of operation of the Surviving Corporation and its Subsidiaries, taken as a whole or (z) that are not conditioned upon the Closing. For the avoidance of doubt, in no event shall any action or actions taken by the parties hereto pursuant to this Section 5.8 be considered for purposes of determining whether a Material Adverse Effect has occurred.

(h) Notwithstanding anything to the contrary in this Section 5.8, a party’s commercially or competitively sensitive information and materials will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial or competitively sensitive information has been redacted available to the other party.

(i) Notwithstanding anything in this Agreement to the contrary, the covenants, obligations and agreements set forth in this Section 5.8 shall be the sole and exclusive covenants, obligations and agreements of the parties hereto and/or their Affiliates with respect to seeking, obtaining, satisfying or addressing any approvals, notices or requirements under Antitrust and Foreign Investment Laws necessary to consummate the Transactions.

Section 5.9 Employee Matters.

(a) Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries may have under any Company Benefit Plan, Contract, or applicable Law, and except as otherwise agreed in writing between Parent and a Company employee, Parent will cause its applicable Subsidiary, including the Surviving Corporation, as applicable, for a period commencing at the Effective Time and ending on the earlier of (a) December 31, 2027 and (b) 12 months after the Effective Time, to maintain for employees who are employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who remain so employed immediately after the Effective Time (“Continuing Employees”) (i) cash compensation levels (such terms to include salary, target annual bonus opportunities, and short-term cash commission opportunities) that are no less favorable in the aggregate than those provided or made available to such Continuing Employee, or to which such Continuing Employee had a legally binding right (whether or not subject to any conditions), as of immediately prior to the Effective Time (excluding any equity-based or other long-term incentive compensation, nonqualified deferred compensation, retention, transaction, or change in control compensation), and (ii) employee benefits (other than defined benefit pension, nonqualified deferred compensation, retiree or post-employment welfare, equity or equity-based or other long-term incentive compensation, retention, transaction or change in control benefits) that are in the aggregate either (A) no less favorable than the employee benefits provided to similarly situated employees of Parent or its applicable Subsidiary or (B) substantially comparable to such employee benefits maintained for and provided to such Continuing Employee immediately prior to the Effective Time.

(b) Without derogating from any obligations under applicable Law, as of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Continuing Employee credit for purposes of eligibility, vesting, and determining the level of paid time off and severance benefits (but not for purposes of benefit accruals under any defined benefit pension plans or for any purpose under any equity or equity-based or other long-term incentive plan or arrangement) under each employee benefit (including vacation and severance) plan, program, policy, and arrangement maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, any of its Subsidiaries, or the Surviving Corporation (each, a “Parent Plan”) for the Continuing Employee’s service with the Company, its Subsidiaries, and their predecessor entities to the same extent and for the same purpose as recognized by the Company and its Subsidiaries under the comparable Company Benefit Plan immediately prior to the Effective Time; provided that such crediting does not result in duplication of benefits or compensation. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its applicable Subsidiary will use commercially reasonable efforts to (i) cause there to be waived any waiting periods and actively at work, evidence of insurability requirements, and pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time to the same extent and for the same purpose as such amounts were credited under the corresponding Company Benefit Plan during the plan year in which the Effective Time occurs.

(c) At the request of Parent provided no later than ten (10) days prior to the Closing Date, the Company shall, at least one (1) day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) to terminate the Company’s or its Subsidiary’s 401(k) plans (each, a “Company 401(k) Plan”) and to fully vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Closing Date; provided, however, that such Company 401(k) Plan termination is contingent upon the Effective Time. The Company shall provide Parent with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to review and comment thereon prior to adoption or execution.

(d) Nothing contained in this Agreement will (i) be treated as an amendment to, or the establishment of, any Company Benefit Plan, Parent Plan, or other benefit or compensation plan, program, policy or arrangement, (ii) obligate Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to maintain any particular benefit plan or arrangement, or (iii) prevent Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates from amending or terminating any benefit or compensation plan, policy, agreement or arrangement. Nothing herein is intended to provide any Company employee or former employee any right to continued employment or any particular term or condition of employment, or any third-party beneficiary rights under this Agreement.

(e) Prior to the Effective Time, the Company and its Subsidiaries shall take and satisfy all necessary steps, on a timely basis, as are required under applicable Law or any Collective Bargaining Agreement to notify and inform, consult with or negotiate the effect, impact, terms or timing of the Transactions with each labor union, works council, labor organization, employee representative or group of employees, labor board or authority, or Governmental Entity (with respect to labor and similar matters) where so required under applicable Law. The Company and its Subsidiaries shall reasonably review with Parent the progress of the notifications, consultations and negotiations and the sharing of information with each labor union, works council, labor organization, employee representative or group of employees, labor board or authority, or Governmental Entity regarding the effect, impact or timing of the Transactions. Notwithstanding anything in this Agreement to the contrary, and unless applicable Law requires otherwise, the terms and conditions of employment for any Continuing Employees covered by a Collective Bargaining Agreement shall be governed by such Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law.

Section 5.10 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement or the Transactions, including the Merger, each of the Company and Parent and their respective board of directors shall take all action necessary to ensure that the Transactions, including the Merger, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement and the Transactions (including the Merger).

Section 5.11 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee or director may have under any agreement or Company Benefit Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director, fiduciary or agent of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent required by the Company Charter and the Company Bylaws as at the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent required by the Company Charter and the Company Bylaws as at the date hereof within ten Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation (or any of its Subsidiaries) shall settle, compromise or consent to the entry of any judgment in any Action or threatened Action (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (C) Parent, the Surviving Corporation (and its Subsidiaries, as applicable) shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, Parent and the Company agree that, for a period of six years from the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries as in effect on the date hereof (provided that such agreements are in substantially the same form as the form of indemnification agreement filed with the Company SEC Documents or otherwise provided to Parent) shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party and shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time.

(c) The Company shall (after reasonable consultation with Parent) use reasonable best efforts to purchase, at or prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering, without limitation, the Transactions; provided, that the total amount paid for such prepaid policy does not exceed 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto; provided further, if the aggregate cost of such tail policy exceeds such maximum amount, then the Company shall purchase as much coverage as reasonably practicable for such maximum amount. Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company is unable to purchase such “tail policy” for any reason, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such maximum amount.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs, successors, assigns and legal representatives as express third-party beneficiaries of this Section 5.11 (and may not be amended without their prior written consent).

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers, conveys or disposes all or a majority of its properties and assets to any Person or engages in any division transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.11.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take, and shall take, such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Public Announcements. Each of Parent and the Company, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement and the Transactions, including the Merger, and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or rule or regulation of, any national securities exchange or national securities quotation system so long as such party has used its reasonable best efforts to consult with the other party and to obtain such party’s consent, in each case, prior to such issuance but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) with respect to an Acquisition Proposal or Adverse Recommendation Change, to the extent the Company has complied with its obligations in this Agreement, or (iii) to enforce rights and remedies under this Agreement; provided that the foregoing shall not apply to any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications jointly made by the Company and Parent or made by the Company or Parent and to which the other party consented. For the avoidance of doubt, the Company and Parent and their respective Affiliates shall not be required to consult with the other party before making any private statements or disclosures with respect to this Agreement or the Transactions to (A) existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions or (B) on such Person’s website or social media channels in the ordinary course of business (but with respect to such statements described in this clause (b), only to the extent that such statements are consistent with the previous press releases, public disclosures or public statements made jointly by the Company and Parent (or individually if approved by the other party)). Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to timely perform their respective obligations under this Agreement, and Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent approving the adoption of this Agreement in accordance with the DGCL immediately following the execution and delivery of this Agreement by the parties hereto.

Section 5.15 Stock Exchange De-Listing. Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 5.16 Tax Rulings.

(a) As soon as practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for an interim ruling (which shall be approved by Parent prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) confirming, among other things, that Parent and any Person acting on its behalf (including the Paying Agent and the Surviving Corporation) shall be exempt from Israeli withholding Taxes in relation to any payments made with respect to the Israeli Equity Based Incentive Amounts to the Paying Agent, the Section 102 Trustee or the Company in connection with the Merger (the “Interim Option Tax Ruling”). As soon as practicable after the Closing Date, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling (which shall be approved by Parent prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) confirming (i) that the cancellation and conversion of the Section 102 Shares, Section 102 Options, Section 102 RSUs and Section 102 PSUs in accordance with Section 2.1(a), Section 2.2(a), Section 2.2(b), or Section 2.2(c), as applicable, shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) so long as the applicable 102 Amounts are deposited with the Section 102 Trustee until the end of the respective holding period, if applicable and (ii) that the conversion of unvested Section 102 RSUs into Converted Restricted Cash Awards shall not trigger a taxable event and that beneficial tax treatment pursuant to Section 102(b)(3) of the Ordinance shall continue to apply to the Converted Restricted Cash Award, and (iii) that the deposit of the applicable Israeli Equity Based Incentive Amounts with the Paying Agent and the Section 102 Trustee shall not be subject to any withholding obligation (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Option Tax Ruling”). All references herein to the Option Tax Ruling shall be deemed to refer to the Interim Option Tax Ruling, until such time that a final definitive Option Tax Ruling is obtained.

(b) Without limiting the generality of Section 5.7 and Section 5.8, each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling (including the Interim Option Tax Ruling). The final text of the Interim Option Tax Ruling and the Option Tax Ruling shall be subject to the prior written approval of Parent or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. The Company’s Representatives shall provide Parent’s Representatives an update of the meetings held with the ITA. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Interim Option Tax Ruling and the Option Tax Ruling, as promptly as practicable. Parent shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable in order to comply with the terms and conditions of the Interim Option Tax Ruling and the Option Tax Ruling, in order to secure the beneficial tax treatment with respect to the 102 Amounts and Converted Restricted Cash Awards.

Section 5.17 2029 Indenture; Capped Call Options.

(a) Prior to the Effective Time, the Company and Parent shall cooperate with respect to the preparation of any notices (including with respect to holders’ rights to require repurchase or conversion of the Convertible Notes) that may be required to be delivered, and use commercially reasonable efforts to take all other actions that may be required to be taken at the Effective Time under the Convertible Notes and the 2029 Indenture as a result of the Transactions, including for the avoidance of doubt as a result of the Transactions constituting a “fundamental change” or “make-whole fundamental change” (in each case, as defined in the 2029 Indenture); provided that no such notice shall be required that is not contingent on the occurrence of the Effective Time. All reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in connection with this Section 5.17 shall be promptly reimbursed by Parent.

(b) The Company shall cooperate with Parent in connection with (i) executing and delivering to the trustee under the 2029 Indenture a supplemental indenture to the 2029 Indenture, as and to the extent required by the 2029 Indenture, to be executed at the Effective Time, and (ii) causing to be executed and delivered to the trustee, at the Effective Time, an officer’s certificate and opinion of counsel and any other related documentation required by the 2029 Indenture; provided that opinions of counsel required by the 2029 Indenture, as may be necessary to comply with all of the terms and conditions of the 2029 Indenture in connection with the Transactions shall be delivered by Parent and its counsel solely to the extent required to be delivered on or after the Effective Time. The Company shall prepare drafts of such supplemental indenture and other required documents and provide such drafts to Parent prior to delivery to the trustee and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such supplemental indenture and other documents, which such comments the Company shall consider in good faith.

(c) Parent shall pay, or cause the Surviving Corporation to pay, when due, all amounts required to be paid in respect of the 2029 Indenture in connection with or as a result of the consummation of the Transactions, including any amounts payable in connection with any “fundamental change” or “make-whole fundamental change” (in each case, as defined in the 2029 Indenture), and Parent shall have sufficient funds available to make, or cause to be made, all such payments when due.

(d) Except for actions in accordance with this Section 5.17 or taken in furtherance of the Transactions to the extent required under the 2029 Indenture, the Company shall not make any settlement election under or make any change to the terms of the 2029 Indenture or take any action that would result in a change to the Conversion Rate (as defined in the 2029 Indenture), in each case, without the prior written consent of Parent.

(e) Prior to the Effective Time, the Company will, at Parent’s written request, use commercially reasonable efforts to cooperate with Parent so that the Capped Call Options are terminated at, or as promptly as practicable following, the Effective Time. At Parent’s written request, the Company will, and will direct its Representatives to, reasonably cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Capped Call Options with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Capped Call Options. If reasonably requested in writing by Parent, the Company shall engage a hedging advisor in connection with the actions set forth in the immediately preceding sentence, provided that all fees, costs or other liabilities that may be owed to any such hedging advisor that are not contingent upon the occurrence of the Closing or are payable prior to the Closing shall be at Parent’s sole cost and expense. The Company will not, and will direct its Representatives not to, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (i) make any amendments, modifications or other changes to the terms of, or agree (to the extent the Company’s agreement is required) to any adjustment under or amounts due upon termination, cancellation or settlement of, the Capped Call Options or (ii) exercise any right it may have to terminate, or cause the early settlement, exercise or cancellation of, any of the Capped Call Options. The Company will use commercially reasonable efforts to take all such other actions as may be required in accordance with the terms of the Capped Call Options, including providing any notices or other documentation required to be provided in connection with the Merger, prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 5.17(e) shall require the Company to (x) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Capped Call Options prior to the occurrence of the Eﬀective Time (other than to the extent expressly required under the Capped Call Options or for which Parent reimburses the Company), (ii) enter into or eﬀect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to any Capped Call Option, that is eﬀective prior to the occurrence of the Eﬀective Time, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of any Capped Call Option (it being understood that, to the extent reasonably practicable, the Company will provide Parent with reasonable prior notice of any such delivery and an opportunity to comment on the relevant notice with the Company considering such comments in good faith).

Section 5.18 Financing.

(a) Each of Parent and Merger Sub acknowledges and agrees that the Company and its Affiliates have no responsibility for any financing Parent or Merger Sub may raise in connection with the Transactions; provided that, for the avoidance of doubt, the foregoing does not limit, modify, or supersede Section 5.19. Each of Parent and Merger Sub shall use reasonable best efforts to take (and shall cause its Affiliates to use reasonable best efforts to take) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the applicable Commitment Letter on a timely basis, on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Letters (including, as necessary, the Marketing Period and implementation of any “flex” provisions contained in any related fee letter), or, in the case of the Debt Financing, on such other terms and conditions that, if implemented through an amendment, modification, waiver, supplement, or replacement of the Debt Commitment Letter, would not constitute a Prohibited Modification, and (iii) satisfy, on a timely basis, all conditions in the Commitment Letters and the Definitive Agreements that are within its control. Without limiting the foregoing, Parent shall use its reasonable best efforts to cause the Equity Investors to fund the Equity Financing in accordance with the Equity Commitment Letter, including, if necessary, by enforcing its rights under the Equity Commitment Letter against the Equity Investors. Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its rights, under each Commitment Letter in a timely and diligent manner.

(b) Each of Parent and Merger Sub shall not without, the prior written consent of the Company, permit any amendment or modification to, or consent to any waiver of any provision or remedy under, any of the Commitment Letters or any of the Definitive Agreements if such amendment, modification or waiver (A) imposes new or additional conditions or other contingencies or adversely modifies any existing conditions, including by expanding, amending or modifying any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the Financing, in a manner that would or would reasonably be expected to (x) delay or prevent the Closing or (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing, in each case, that is required for the Financing Amounts, materially less likely to occur (taking into account the Marketing Period), (B) reduces the aggregate principal amount of the Debt Financing contemplated in the Debt Commitment Letter (including by changing the amount of fees to be paid or the original issue discount) or the aggregate amount of the Equity Financing contemplated in the Equity Commitment Letter, when taken together with other available lines of credit and other sources of immediately available funds, below the Financing Amounts, (C) would or would reasonably be expected to adversely affect in any material respect the ability of Parent or Merger Sub to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letters as in effect on the date of this Agreement, (D) would otherwise reasonably be expected to make the timely funding (taking into account the Marketing Period) of the Financing, in each case, that is required for the Financing Amounts, or satisfaction of the conditions to obtaining the Financing on the date on which the Merger is required to be consummated pursuant to the terms hereof less likely to occur or (E) would otherwise reasonably be expected to prevent, impede or delay (taking into account the Marketing Period) the consummation of the Merger and the other Transactions contemplated by this Agreement (each of clauses (A) through (E), a “Prohibited Modification”); provided that, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Commitment Letter to (x) effectuate any “market flex” terms contained in the fee letter or as expressly contemplated thereby as of the date hereof or (y) solely to add or replace in part lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof but only to the extent doing so would not have the effect of imposing a Prohibited Modification. Each of Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, modification or waiver. Any reference in this Agreement to “Equity Financing” shall include the financing contemplated by the Equity Commitment Letter as amended or modified in express compliance with this Section 5.18(b), and “Equity Commitment Letter” shall include such document as amended or modified in express compliance with this Section 5.18(b). Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in express compliance with this Section 5.18(b), and “Debt Commitment Letter” shall include such document as amended or modified in express compliance with this Section 5.18(b). Notwithstanding the foregoing, Parent and Merger Sub shall not, without the prior written consent of the Company, permit any amendment, modification or waiver of the Equity Commitment Letter that would adversely affect the rights or interests of the Company thereunder (including the Company’s third-party beneficiary rights and enforcement rights under Section 8.10).

(c) In the event that any portion of the Debt Financing that is required for the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent shall, (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and as promptly as practicable following the occurrence of such event obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, other available lines of credit and other sources of immediately available funds, to consummate the Transactions and to pay the Financing Amounts) from alternative sources on terms and conditions no less favorable, in the aggregate, to Parent or Merger Sub than those contained in the Debt Commitment Letter, or on such other terms and conditions that, if implemented through an amendment, modification, waiver, supplement, or replacement of the Debt Commitment Letter, would not constitute a Prohibited Modification (except with the prior written consent of the Company) (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”), a true and complete copy of which shall be provided by Parent or Merger Sub, as applicable, to the Company promptly and in any event within two (2) Business Days after Parent or Merger Sub, as applicable, obtains it (it being understood and agreed that any fee letter so provided to the Company in connection with any New Debt Commitment Letter may be redacted in the same manner as set forth in the definition of “Debt Commitment Letter” as in effect on the date hereof); provided that, notwithstanding the foregoing, Parent and Merger Sub shall not be required to obtain Alternate Debt Financing that would require Parent or Merger Sub to pay fees, pricing or other amounts that, taken as a whole, exceed the aggregate fees, pricing and other amounts contemplated to be paid under the Debt Commitment Letter and with terms (including after giving effect to any “flex provisions” in the Debt Commitment Letter) that are less favorable, in the aggregate, in any material respect to Parent and Merger Sub than those set forth in the Debt Commitment Letter as of the date hereof. In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Debt Financing, the debt financing contemplated by the Debt Commitment Letter (as the meaning of such term is modified pursuant to clause (B) below) and (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent or Merger Sub, as applicable, shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to any of the Commitment Letters or any Definitive Agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any Debt Financing Source or other debt financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Each of Parent and Merger Sub shall, upon request, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 5.18(c) shall not relieve Parent or Merger Sub of its obligations to consummate the Transactions whether or not the Debt Financing or any other financing is available, and each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the Transactions on the terms and subject to the conditions set forth herein are not conditioned upon or contingent on the availability or consummation of the Debt Financing or any other financing, the availability of any Alternate Debt Financing or receipt of the proceeds therefrom.

Section 5.19 Financing Cooperation.

(a) Prior to the Effective Time, at Parent’s sole cost and expense (subject to the limitations set forth in clause (d) below), the Company will use its commercially reasonable efforts, and will cause each of its Subsidiaries (and will use commercially reasonable efforts to cause its and their respective non-legal Representatives) to use its (and their) respective commercially reasonable efforts, in each case, to provide customary cooperation reasonably requested by Parent in writing that is necessary or advisable in connection with any arrangement and consummation of the Debt Financing, including using commercially reasonable efforts to: (i) participate (and cause senior management and non-legal Representatives, with appropriate seniority and expertise, of the Company, to participate) in no more than three (3) ratings agency presentations and no more than five (5) lender meetings during normal business hours and at mutually agreed times and locations in connection with any syndication of the Debt Financing (which meetings shall be virtual unless otherwise agreed); (ii) provide such financial or other information regarding the Company that is reasonably available or within the Company’s possession without undue burden or expense, in each case, reasonably requested by Parent and the Debt Financing Sources in writing in connection with the timely preparation of customary rating agency presentations, bank information memoranda, offering memoranda, credit agreements and similar documents required in connection with the Debt Financing, including, if the Debt Financing consists of high yield debt securities, customary information to assist Parent and Merger Sub in preparing pro forma financial statements of the type and form customarily included in offering memoranda for high yield debt securities issued on a “Rule 144A for life” basis; (iii) so long as drafts thereof are provided to the Company with a reasonable amount of time for review, reasonably assist Parent in connection with the preparation and registration of (but not executing, unless effective only at or following the Effective Time) any pledge and security documents (including any disclosure schedules thereto) and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time; (iv) reasonably facilitate obtaining and delivering any pay-off letters and provide other reasonable cooperation in connection with the repayment or other retirement of existing Indebtedness set forth on Section 5.19(a) of the Company Disclosure Letter (including cooperating in the timely delivery of any required prepayment or redemption notices with respect thereto) and the release and termination of any and all related guarantees and liens, including cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or its Subsidiaries on or prior to the Effective Time; (v) take all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent in writing to permit the consummation of the Debt Financing concurrently with or immediately following the Effective Time; (vi) provide Parent with such financial information reasonably available to the Company and requested by Parent in writing to enable Parent to deliver a solvency certificate in the form required by the Debt Financing (it being understood that such solvency certificate shall be the sole responsibility of Parent); (vii) facilitate customary cooperation and assistance of the Company’s auditors, including, but not limited to, causing the Company’s auditors to provide customary comfort letters (including “negative assurance” comfort) with respect to historical financial information of the Company included in any offering memoranda with respect to any non-convertible high yield debt securities included in the Debt Financing issued on a “Rule 144A for life” basis, and assistance with the due diligence activities of the Debt Financing Sources and their advisors in connection with the preparation of any offering memoranda and providing customary consents, if any, to the inclusion of audit reports in any applicable offering memoranda and (viii) provide customary assistance with due diligence examinations customary for a debt financing of the type consistent with the Debt Financing (including documentary due diligence). The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (ii) are used solely in connection with a description of the Company, its business and products or the Merger, and (iii) the Company shall have a reasonable opportunity to review and approve the materials in which such logos appear prior to their use (such approval not to be unreasonably withheld, conditioned or delayed). Parent agrees to provide the Company drafts of all offering documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials. If the Company identifies any material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities (“Identified MNPI”), and such information is (A) customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, (B) reasonably requested by Parent to be included in the offering memoranda or marketing materials for the Debt Financing, and (C) not information as to which the Company reasonably objects (any such Identified MNPI meeting all of the foregoing conditions, “Acceptable MNPI”), then the Company and Parent shall consult with one another regarding the inclusion of any such Acceptable MNPI in the offering documents and marketing materials for the Debt Financing and, to the extent that, following such consultation, any such Acceptable MNPI is included in the offering documents, the Company agrees to file a Current Report on Form 8-K that includes, or otherwise publicly disseminate, such Acceptable MNPI that was so included in the offering memoranda in order to “cleanse” such Acceptable MNPI.

(b) Except as set forth in Section 5.19(c) below, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) enter into any definitive agreement (other than with respect to authorization letters and other documents referred to in clause (c)(ii) below that are effective prior to the Closing), (C) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would materially interfere with the conduct of the business of the Company and its Subsidiaries or create a material risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or third party contract or is legally privileged or consists of attorney work product, (F) enter into or approve any agreement or other documentation (other than with respect to authorization letters and other documents referred to in clause (c)(ii) below that are effective prior to the Closing) that would be effective prior to the Closing Date or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date, or (G) take any action that will conflict with or violate its organizational documents as in effect as of the date of this Agreement or as modified in accordance with this Agreement, or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party (including this Agreement). In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than with respect to authorization letters and other documents referred to in clause (c)(ii) below that are effective prior to the Closing) will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than with respect to authorization letters and other documents referred to in clause (c)(ii) below that are effective prior to the Closing). Nothing in Section 5.19(a) above will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.19 represent the sole obligation of the Company and its Subsidiaries and its and their respective Representatives with respect to cooperation in connection with the arrangement of the Debt Financing. No other provision of this Agreement (including any exhibits, annexes and schedules hereto) shall be deemed to expand or modify such obligations.

(c) Notwithstanding the foregoing provisions of this Section 5.19, the Company shall (i) furnish Parent and the Debt Financing Sources, as promptly as practicable, with Required Financial Information that is Compliant, (ii) provide (A) executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities (it being understood that the information provided by the Company in such bank information memoranda or similar marketing materials shall be subject to customary language that exculpates the Company, its affiliates and its and their respective Representatives with respect to the content and the use of such information or any such bank information memoranda or other similar marketing materials by the recipients thereof), and (B) customary management representation letters and certificates from the chief financial officer with respect to the financial information included in marketing materials for securities offerings (it being understood that the information provided by the Company in such bank information memoranda or similar marketing materials shall be subject to customary language that exculpates the Company, its affiliates and its and their respective Representatives with respect to the content and the use of such information or any such bank information memoranda or other similar marketing materials by the recipients thereof), and (iii) at least four (4) Business Days prior to the Closing Date, furnish Parent and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, in each case to the extent requested in writing at least eight (8) Business Days prior to the Closing Date.

(d) Parent and Merger Sub shall, within ten (10) Business Days of request by the Company, (A) reimburse the Company for all reasonable and documented out-of-pocket costs incurred by them or their Representatives in connection with such cooperation, including reasonable and documented attorneys’ fees, except that Parent and Merger Sub shall have no obligation to reimburse (x) any ordinary course amounts payable to Representatives of the Company or any of its Affiliates provided prior to the Closing, and (y) any other amounts that would have been incurred regardless of the Debt Financing, and (B) indemnify and hold harmless Company and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent, Merger Sub or their respective Representatives pursuant to this Section 5.19 and any information used in connection therewith, except to the extent resulting from the bad faith, gross negligence, willful misconduct or fraud by the Company, its Subsidiaries, or their respective Affiliates or Representatives.

(e) Notwithstanding anything in this Section 5.19 to the contrary, Parent and Merger Sub acknowledge that the Company’s obligations under this Section 5.19 shall terminate automatically upon termination of this Agreement in accordance with Article VII, and neither the Company nor any of its Subsidiaries or Representatives shall have any liability to Parent, Merger Sub or any Debt Financing Source for any failure to provide cooperation following such termination.

(f) Notwithstanding anything to the contrary in this Agreement, any breach by the Company of its obligations under this Section 5.19, shall not constitute a breach of this Agreement for the purposes of Article VII or a breach of the condition precedent set forth in Section 6.3(b), unless such breach (i) is material and a Willful Breach of its obligations under this Section 5.19, (ii) has not been cured on or prior to the seventh Business Day after Parent has provided written notice specifically identifying such breach to the Company and (iii) has been the direct cause of the Debt Financing not being obtained.

Section 5.20 Transaction Litigation. Each of the Company, on the one hand, and Parent, on the other hand, shall as promptly as reasonably practicable notify the other party in writing of, and shall give the other party a reasonable opportunity to participate in the defense and settlement of, any Transaction Litigation. For purposes of this Section 5.20, “participate” means that the Company or Parent, as the case may be, shall keep the other party reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and the other party may offer comments or suggestions with respect to such Transaction Litigation which the Company or Parent, as the case may be, shall consider in good faith, but the other party shall not be afforded decision-making power or authority. Notwithstanding the foregoing, the Company shall not compromise or settle, or agree to compromise or settle, any Transaction Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Article VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity shall be in effect, and after the date hereof no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity, in each case, that prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and any commitment to, or agreement with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated, and the consents, clearances, approvals, authorizations and expirations listed in Section 6.1(c) of the Company Disclosure Letter shall have been obtained or made, and all applicable waiting periods shall have expired or been terminated.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date, except if the failure of any such representation or warranty to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied with in all material respects the agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an Executive Officer of Parent certifying as to the matters set forth in Section 6.2(a) and 6.2(b) (the “Parent Officers’ Certificate”).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company:

(i) set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capital Stock) (but excluding Section 3.2(a)), Section 3.3 (Authority), and Section 3.24 (Brokers) of this Agreement (A) to the extent not qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (B) to the extent qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct, as so qualified, in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(ii) set forth in Section 3.2(a) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $31,400,000; and

(iii) all other representations and warranties of the Company set forth in this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this Section 6.3(a), shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an Executive Officer of the Company certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) (the “Company Officers’ Certificate”).

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before 11:59 p.m. (New York time) on July 15, 2027 (the “Termination Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) in the event that any action of such party or Merger Sub (in the case of purported termination by Parent) or failure of such party or Merger Sub (in the case of purported termination by Parent) to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the proximate cause of, or proximately resulted in, or materially contributed to, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided further, that if on the Termination Date the conditions set forth in Section 6.1(c) or Section 6.1(b) (to the extent relating to the matters set forth in Section 6.1(c)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended until October 15, 2027 and such date shall become the Termination Date for purposes of this Agreement; provided further, that (A) if the Marketing Period shall have commenced on or prior to the Termination Date but not been completed by the date that is four (4) Business Days prior to the Termination Date, but all other conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, to the extent permitted by law, waived, then the Termination Date shall be extended to the fourth (4th) Business Day following the final day of the Marketing Period, and such date shall become the Termination Date for purposes of this Agreement and (B) if the Marketing Period shall have commenced on or prior to the Termination Date but not been completed by the date that is three (3) Business Days prior to the Termination Date solely as a result of clause (vi) of the definition of Marketing Period and would subsequently be deemed not to have commenced under clause (vi) of the definition of “Marketing Period”, the Termination Date may be extended by Parent for a period of up to 45 days by written notice to the Company at least one (1) Business Day prior to the Termination Date;

(ii) if any Governmental Entity shall have after the date hereof issued a judgment, Law, Order, injunction, rule or decree prohibiting any of the Transactions and such judgment, Order, injunction, rule or decree shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) is not then in breach of Section 5.8 of this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party that has materially breached its covenants and agreements set forth in this Agreement and such material breach shall have been the proximate cause of, or proximately resulted in, the failure to obtain the Company Stockholder Approval;

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) if curable, has not been cured prior to the earlier of (1) the 30th day following the Company’s delivery of written notice stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination and (2) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3);

(ii) if prior to obtaining Company Stockholder Approval, (A) the Company Board (or any committee thereof) authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.4, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) substantially concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4, enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3(b); or

(iii) if (A) all of the conditions with respect to the Merger set forth in Section 6.1 and Section 6.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied or waived at the Closing)), (B) Parent fails to consummate the Merger by the time the Closing was required to occur under Section 1.2, (C) the Company has provided irrevocable written notice to Parent (1) of the Company’s intention to terminate the Agreement pursuant to this Section 7.1(c)(iii) if Parent fails to consummate the Closing in accordance with the terms and conditions hereof and (2) that the Company is ready, willing and able to consummate the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter and (D) Parent fails to consummate the Closing within three (3) Business Days following delivery of such confirmation.

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) if curable, has not been cured prior to the earlier of (1) the 30th day following Parent’s delivery of written notice stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination and (2) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2); or

(ii) if the Company Board shall have effected an Adverse Recommendation Change, but only prior to the receipt of the Company Stockholder Approval.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto, except that (i) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (ii) the provisions of Section 3.26 and Section 4.13 (No Other Representations or Warranties) and Section 4.14 (Access to Information), Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.3 (Certain Definitions), Section 8.4 (Interpretation), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance) (other than with respect to specific performance to cause the Closing to occur), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.15 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof; provided, that, subject to Section 7.3(f) and Section 7.3(g), none of the parties hereto shall be released from any liabilities or damages arising out of a Willful Breach prior to the termination of this Agreement and shall be fully liable for any and all damages of any kind, character or description incurred or suffered by another party arising from such Willful Breach.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions, including the Merger, shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except (i) that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval shall be borne by the Company and (ii) all filing fees paid to any Governmental Entity in respect of the HSR Act or any other Antitrust and Foreign Investment Law, and all costs relating to the “tail policy” described in Section 5.11 shall be borne by Parent.

(b) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) (but only if, in the case of a termination by the Company, Parent would not be prohibited from terminating this Agreement as a result of the proviso contained in Section 7.1(b)(i)) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and (A) at any time after the date of this Agreement and prior to termination under Section 7.1(b)(i) or Section 7.1(d)(i) or the taking of a vote to approve this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 7.1(b)(iii)), an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such termination under Section 7.1(b)(i), Section 7.1(d)(i) or such vote to adopt this Agreement, as applicable and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay to Parent (or Parent’s designee) a termination fee of $211,700,000 (the “Termination Fee”), it being agreed that in no event shall the Company be required to pay (or cause any of its Subsidiaries or Affiliates to pay) the Termination Fee on more than one occasion.

(c) In the event that:

(i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) if at such time the Company has the right to terminate this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(i); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii);

then, in any such case, Parent shall pay to the Company (or the Company’s designee) a termination fee of $423,300,000 (the “Parent Termination Fee”), it being agreed that in no event shall Parent be required to pay (or cause any of its Subsidiaries or Affiliates to pay) the Parent Termination Fee on more than one occasion.

(d) Payment of the applicable termination fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by the receiving party in writing (i) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or (iii) within three (3) Business Days after termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii) or a Parent Termination Fee payable pursuant to Section 7.3(c).

(e) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement; accordingly, if (i) the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent (or Parent’s designee) Parent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses, provided, that in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the suit be deemed to be reasonable attorneys’ fees), or (ii) Parent fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 7.3, Parent shall pay to the Company (or the Company’s designee) the Company’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses, provided, that in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the suit be deemed to be reasonable attorneys’ fees), in each case, in connection with such suit, together with interest (compounded annually) on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (any amounts owed by the Company or Parent pursuant to this Section 7.3(e), “Enforcement Expenses”).

(f) The parties hereto agree that, in the event the Termination Fee is paid to Parent in circumstances under which such fee is payable pursuant to Section 7.3(b), the payment of the Termination Fee and, if applicable, Enforcement Expenses, shall be the sole and exclusive monetary remedy available to Parent, Merger Sub or any of their respective Affiliates under or related to this Agreement and the Transactions (including the failure thereof to be consummated) or any matter forming the basis for such termination and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any Action against any Company Related Party (as defined below) arising out of or in connection with this Agreement, the Transactions or any matters forming the basis of such termination. Upon payment of the Termination Fee by the Company (along with, if applicable, the Enforcement Expenses), neither the Company, nor its Subsidiaries or Affiliates, nor any of their respective former, current or future equityholders, controlling Persons, managers, members, directors, officers, employees, partners, Affiliates, Representatives, agents nor any of their respective assignees or successors nor any former, current or future equityholder, controlling Person, manager, member, director, officer, employee, partner, Affiliate, Representative, agent, assignee or successor of any of the foregoing (collectively, the “Company Related Parties”) shall have any further liability to Parent, Merger Sub or any other Person for any losses suffered under, arising out of or relating to this Agreement and the Transactions (including the termination hereof and the abandonment of the Merger), whether at law, in contract, in tort or otherwise. Notwithstanding the foregoing, for the avoidance of doubt, this Section 7.3(f) will not relieve the Company from any liability for expenses pursuant to Section 7.3(a) or Section 7.3(e).

(g) The parties hereto agree that, in the event the Parent Termination Fee is paid or payable to the Company (or the Company’s designee) in circumstances under which such fee is payable pursuant to Section 7.3(c), the payment of the Parent Termination Fee and, if applicable, Reimbursement Obligations and Enforcement Expenses, shall be the sole and exclusive monetary remedy available to the Company or any of its Affiliates under or related to this Agreement and the Transactions (including the failure thereof to be consummated) or any matter forming the basis for such termination and none of the Company or any of its respective Affiliates shall be entitled to bring or maintain any Action against any Parent Related Party (as defined below) arising out of or in connection with this Agreement, the Transactions or any matters forming the basis of such termination, in each case except in the case of fraud. Upon payment of the Parent Termination Fee and, if applicable, Reimbursement Obligations and Enforcement Expenses by Parent in circumstances under which such amounts are due, neither Parent, nor its Subsidiaries (including Merger Sub) or Affiliates, nor any of their respective former, current or future equityholders, controlling Persons, managers, members, directors, officers, employees, partners, Affiliates, Representatives, agents nor any of their respective assignees or successors nor any former, current or future equityholder, controlling Person, manager, member, director, officer, employee, partner, Affiliate, Representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) shall have any further liability to the Company or any other Person for any losses suffered under or arising out of or relating to this Agreement and the Transactions (including the termination hereof and the abandonment of the Merger), whether at law, in contract, in tort or otherwise in each case except in the case of fraud. Notwithstanding anything to the contrary in this Agreement, but subject to the remainder of this Section 7.3(g), under no circumstances will the collective monetary damages payable by the Parent Related Parties under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement), the Equity Commitment Letter, or any transactions contemplated hereby or thereby, exceed an amount, in the aggregate, equal to the sum of (x) the amount of the Parent Termination Fee, plus (y) the Reimbursement Obligations, plus (z) the Enforcement Expenses (such aggregate amount, the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation (except for fraud or pursuant to the Confidentiality Agreement or Section 7.3(a), as applicable) against the Parent Related Parties, and in no event will the Company or its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure (except for fraud or pursuant to the Confidentiality Agreement or Section 7.3(a), as applicable). Nothing in this Section 7.3(g) will preclude any liability of the Debt Financing Sources to the Company (following the Closing), Parent or Merger Sub under the definitive agreements relating to the Debt Financing or limit the Company (following the Closing), Parent or Merger Sub from seeking to recover any damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. Notwithstanding the foregoing, for the avoidance of doubt, this Section 7.3(g) will not relieve Parent from any liability for breaches of the Confidentiality Agreement or for the payment of expenses pursuant to Section 7.3(a) or Section 7.3(e).

(h) Notwithstanding anything to the contrary in this Agreement, while each of the Company and Parent may pursue both a grant of specific performance or other equitable relief under Section 8.10 and the payment of monetary damages in accordance with the terms hereof or the Parent Termination Fee or Termination Fee, as applicable, under no circumstances shall the Company (or any Company Related Party) or Parent (or any Parent Related Party) be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Merger occurring and (ii) monetary damages or the payment of the Parent Termination Fee or Termination Fee, as applicable, in connection with this Agreement or any termination of this Agreement.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto, prior to the Effective Time and whether before or after the Company Stockholder Approval has been obtained, by action taken or authorized by their respective boards of directors; provided, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties hereto may to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Article VIII
GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties hereto which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided, that (i) no automatic “bounce back” or similar automatic transmission error message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall in each case of (x) and (y) be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Proofpoint, Inc.

925 West Maude Avenue

Sunnyvale, CA 94085

Attention: [***]; [***]; [***]

Email: [***]; [***]; [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attention: [***]; [***]; [***]; [***]

Email: [***]; [***]; [***]; [***]

and

c/o Thoma Bravo, L.P.

One Market Plaza, Suite 2400

San Francisco, CA 94105

Attention: [***]; [***]; [***]

Email: [***]; [***]; [***]

(ii)	if to the Company, to:

Varonis Systems, Inc.

801 Brickell Ave., 8th Floor

Miami, FL 33131

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: [***]; [***]; [***]
Email: [***]; [***]; [***]

Section 8.3 Certain Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

Section 8.4 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to October 15, 2026. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The terms “or”, “nor” and words of similar import shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to “days” in this Agreement means calendar days unless Business Days are expressly specified. If any action under this Agreement (except under Section 5.4) is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

(b) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date); (iv) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day (except under Section 5.4), then such action may be validly taken on or by the next day that is a Business Day and (v) “made available” means, with respect to any document, that such document was previously made available (A) in the “Project Vault” electronic dataroom hosted by Intralinks and relating to the Transactions maintained by the Company or in the Company SEC Documents on or prior to one calendar day prior to the date of execution of this Agreement or (B) via email delivery to the other party or its authorized representatives before execution of this Agreement.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits and schedules hereto), the Company Disclosure Letter, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended third-party beneficiaries thereof, (b) if and only if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration and (ii) the rights of holders of Company Stock Options, Company RSUs, Restricted Shares and Company PSUs to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement, (c) with respect to Section 7.3(f), which shall inure to the benefit of the Company Related Parties benefitting therefrom who are intended third-party beneficiaries thereof, (d) with respect to Section 7.3(g), which shall inure to the benefit of the Parent Related Parties benefitting therefrom who are intended third-party beneficiaries thereof, (e) the right of the Company, on its own behalf and as representative of its stockholders and other applicable Persons, to, following termination of this Agreement pursuant to Article VII but subject in all cases to the limitations and acknowledgements set forth in Section 7.3, pursue monetary damages (including claims for damages based on the loss of economic benefits of the Merger, including the loss of premium and other economic harm, suffered by holders of Shares, Company RSUs and Company PSUs) for the benefit of the Company and its Affiliates, holders of Shares, Company RSUs and Company PSUs or other applicable Persons in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement and (f) with respect to Section 8.18, which shall inure to the benefit of the Debt Financing Parties. Subject to the limitations and acknowledgements set forth in Section 7.3, Parent and Merger Sub expressly acknowledge and agree that they shall be jointly and severally liable to the Company for any such damages or relief for which Parent or Merger Sub is found liable, including claims based on lost stockholder premium and other economic harm. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon, or seek enforcement of, the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the Transactions brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that, Parent and Merger Sub shall have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement: (a) to any of their respective Affiliates; or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not relieve Parent or Merger Sub of their obligations set forth herein. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. No assignment by any party will relieve such party of any of its obligations hereunder.

Section 8.10 Specific Performance.

(a) The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 8.10(b), each of the Company (on behalf of itself and on behalf of the holders of Shares as third-party beneficiaries under Section 8.6), Parent and Merger Sub acknowledge and agree that, (i) the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts chosen under Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity and (ii) the right of specific performance is an integral part of this Agreement and without such right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (b) any requirement under any law to post any bond or security as a prerequisite to obtaining equitable relief. The right to specific enforcement hereunder shall, subject to Section 8.10(b), include (i) the right of the Company, on behalf of itself and any third-party beneficiaries to this Agreement, to cause Parent and Merger Sub and (ii) the right of Parent and Merger Sub to cause the Company, in each case, to cause the Transactions, including the Merger, to be consummated on the terms and subject to the conditions set forth in this Agreement.

(b) Notwithstanding anything herein to the contrary, it is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable relief to cause the Equity Financing to be funded under the Equity Commitment Letter (including to cause Parent to enforce the obligations of the Equity Investors under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) and enforce Parent’s and Merger Sub’s obligations to consummate the Transactions if and only if (i) all of the conditions in Section 6.1 and Section 6.3 have been satisfied or waived at the time the Closing was required to have occurred pursuant to Section 1.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then it would take such actions as are required of it by this Agreement to cause the Closing to occur and (iv) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to have occurred pursuant to Section 1.2. In no event shall the Company be entitled to enforce specifically Parent’s obligation to cause the Equity Financing to be funded (or exercise its third party beneficiary rights under the Equity Commitment Letter) if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). For the avoidance of doubt, (x) in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source and (y) the Parent Liability Limitation set forth in Section 7.3(g) shall not apply to or limit the Company’s right to obtain specific performance pursuant to this Section 8.10.

(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.10, the Company shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement and (ii) nothing set forth in this Section 8.10 shall require the Company to institute any Action (or limit the Company’s right to institute any Action) for an injunction, specific performance or other equitable relief under this Section 8.10 prior or as a condition to exercising any termination right under Article VII (and receiving the Parent Termination Fee or pursuing monetary damages after such termination), nor shall the commencement of any Action pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit the Company’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided, that in no event shall the Company be entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Parent Termination Fee or monetary damages to be paid.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the parties hereto will negotiate in good faith in order to substitute a suitable and equitable provision therefor in order to carry out as closely as possible, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 8.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.13.

Section 8.14 Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, ..gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16 Attorney-Client Privilege. (a) All attorney-client privilege and attorney work-product protection of the Company or any of its Subsidiaries as a result of legal counsel representing the Company or any of its Subsidiaries in connection with the Transactions, (b) all documents subject to the attorney-client privilege or work-product protection described in Section 8.16(a) and (c) all legally privileged documents maintained by the Company or any of its Subsidiaries in connection with the Transactions shall, from and after the Closing, be held by the persons serving as directors of the Company immediately prior to the Closing, and their respective successors so long as they remain so privileged, except as otherwise determined by a court of competent jurisdiction; provided that, nothing herein shall limit Parent’s or its Affiliates’ rights to submit discovery requests in the event of an action, suit or proceeding involving such documents.

Section 8.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or, following the Effective Time, the Surviving Corporation, as applicable, to perform, satisfy and discharge, on a timely basis, all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or, following the Effective Time, the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be jointly and severally liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.17.

Section 8.18 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, hereby (a) agrees that any Action of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to this Agreement, any Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) agrees that service of process upon it in any such Action shall be effective if notice is given in accordance with this Agreement, (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any such Action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement or the Financing, (f) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries, controlled Affiliates or Representatives (in each case, other than Parent, the Equity Investors and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this Section 8.18), the Debt Commitment Letter or any of the Transactions or the performance of any services under the Debt Commitment Letter, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries and controlled Affiliates) waives any and all rights or claims against the Debt Financing Parties and agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any Action against any Debt Financing Party with respect to the foregoing and (g) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.18 and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 8.18) may not be amended in a manner materially adverse to any of the Debt Financing Parties without the written consent of the Debt Financing Sources. Notwithstanding the foregoing, nothing in this Section 8.18 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Party’s obligations to Parent or Merger Sub under the Debt Commitment Letter or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Effective Time.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROOFPOINT, INC.

By:	/s/ Kyle Chin
	Name:	Kyle Chin
	Title:	General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

VARONIS SYSTEMS, INC.

By:	/s/ Dov Gottlieb
	Name:	Dov Gottlieb
	Title:	EVP, General Counsel

[Signature Page to Agreement and Plan of Merger]

VAIL MERGER SUB, INC.

By:	/s/ Brian Levey
	Name:	Brian Levey
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

(a) “2029 Indenture” means that certain Indenture, dated as of September 10, 2024, by and between the Company and U.S. Bank Trust Company, National Association, as Trustee (including Form of Note, representing the Company’s 1.00% Convertible Senior Notes due 2029 (the “Convertible Notes”));

(b) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use terms no less restrictive in the aggregate to the counterparty thereto than the confidentiality and use terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that such confidentiality agreement may not contain provisions that prohibit or limit in any material respect the Company from complying with the provisions of Section 5.4;

(c) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share sale, disposition or similar transaction or series of related transactions involving an acquisition, directly or indirectly, of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitute 20% or more of (A) the net revenues, (B) the net income or (C) the assets of the Company and its Subsidiaries, taken as a whole (in the case of items (A) and (B), based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company SEC Documents and, in the case of item (C), measured by the fair market value thereof as determined in good faith by the Company Board)) or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the outstanding Shares or voting power of the Company or any Subsidiary, or any combination of the foregoing, in each case other than the Merger and the Transactions;

(d) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(e) “Ancillary Agreement” means all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the Transactions;

(f) “Antitrust and Foreign Investment Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, as well as all other supranational, national or regional Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, or designed to prohibit, restrict, regulate or screen foreign investments into any jurisdiction;

[Exhibit A]

(g) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Governmental Entities in the State of Delaware are authorized or required by applicable Law to be closed;

(h) “Capped Call Option Confirmations” means (i) the Confirmation re Base Call Option Transaction, dated September 5, 2024, between the Company and Royal Bank of Canada, (ii) the Confirmation re Base Call Option Transaction, dated September 5, 2024, between the Company and Goldman Sachs & Co. LLC, (iii) the Confirmation re Base Call Option Transaction, dated September 5, 2024, between the Company and Morgan Stanley & Co. LLC, (iv) the Confirmation re Base Call Option Transaction, dated September 5, 2024, between the Company and UBS AG (London), (v) the Confirmation re Base Call Option Transaction, dated September 5, 2024, between the Company and Wells Fargo Bank, N.A., (vi) the Confirmation re Base Call Option Transaction, dated September 5, 2024, between the Company and Barclays Bank Plc, (vii) the Confirmation re Additional Call Option Transaction, dated September 6, 2024, between the Company and Royal Bank of Canada, (viii) the Confirmation re Additional Call Option Transaction, dated September 6, 2024, between the Company and Goldman Sachs & Co. LLC, (ix) the Confirmation re Additional Call Option Transaction, dated September 6, 2024, between the Company and Morgan Stanley & Co. LLC, (x) the Confirmation re Additional Call Option Transaction, dated September 6, 2024, between the Company and UBS AG (London), (xi) the Confirmation re Additional Call Option Transaction, dated September 6, 2024, between the Company and Wells Fargo Bank, N.A., and (xii) the Confirmation re Additional Call Option Transaction, dated September 6, 2024, between the Company and Barclays Bank Plc.;

(i) “Capped Call Options” means the transactions outstanding under the Capped Call Option Confirmations;

(j) “Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letter;

(k) “Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), or a stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, and other employee benefit plan, agreement, program, policy, or arrangement, in each case whether written or unwritten, that is maintained, administered, contributed to, or sponsored by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any present or future liability or obligation, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (ii) any plan, agreement, program, policy, or arrangement maintained or sponsored by a Governmental Entity to which the Company or any Subsidiary is required to contribute pursuant to applicable Law, including any Israeli Regulated Benefit Plan;

(l) “Company Group” means the Company and its Subsidiaries, taken as a whole;

(m) “Company IP” means any and all (a) Company Registered IP and (b) all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries;

[Exhibit A]

(n) “Company IT Systems” means all Software (including Company Software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, owned or licensed or leased by, or used or held for use in connection with the respective businesses of, the Company or any of its Subsidiaries;

(o) “Company Software” means all Software, or the copyright thereof, that is included in the Company IP;

(p) “Compliant” means, with respect to the Required Financial Information, that: (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading in light of the circumstances in which it was made available (provided that any supplemental disclosure that would typically be included in a customary pricing supplement (and that would not typically require circulating updated disclosure to potential investors prior to pricing of any related securities offering) shall not be construed to be a material misstatement or omission), (ii) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (iii) the financial statements and other financial information included in such Required Financial Information (x) would not be deemed stale or otherwise be unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act and (y) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any Business Day during the Marketing Period (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures, with it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities);

(q) “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, other than a Company Benefit Plan;

(r) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(s) “Data Security Requirements” means any (i) Privacy Law, (ii) Privacy Policies, (iii) industry and self-regulatory standards and codes of conduct to which any of the Company or any of its Subsidiaries are bound or purport to comply with in writing, including the Payment Card Industry Data Security Standard, if relevant, and (iv), all applicable provisions of any Contracts to which the Company or any of its Subsidiaries are a party or are otherwise bound, in each of (iii) and (iv) to the extent relating to privacy, data security, or data protection or the collection, storage, Processing, use, safeguarding, disclosure, disposal, sharing or transfer of Personal Information;

[Exhibit A]

(t) “Debt Commitment Letter” means the executed debt commitment letter, dated as of the date of this Agreement, addressed to Parent or Merger Sub from the Debt Financing Sources party thereto, together with all exhibits and other attachments thereto, together with the fee letters referred to therein (with pricing terms, any “market flex” provisions and any other economic terms in such fee letters that are customarily redacted in connection with Transactions of this type, in each case, that do not adversely affect the conditionality, termination, enforceability, availability, or reduce the aggregate amount (below an amount required for the Financing Amounts) of the Debt Financing on the Closing Date, being redacted);

(u) “Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in their capacities as such; provided that neither Parent nor any of its Affiliates shall be a Debt Financing Party;

(v) “Debt Financing Sources” means, in their respective capacities as such, the lenders, agents and arrangers of any Debt Financing or replacement debt financings in connection with the Transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures, credit agreements or other definitive documentation entered pursuant thereto or relating thereto and their successors and permitted assigns;

(w) “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, judicial or administrative Orders, common law, or decrees concerning pollution, public or worker health or safety, or protecting the environmental or natural resources, including the quality of the ambient air, soil, surface water or groundwater, enacted or in effect as of or prior to the Closing Date;

(x) “Environmental Permits” means all permits, licenses, registrations, consents, and other authorizations required under Environmental Laws;

(y) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(z) “Executive Officer” means, with respect to any Person, each officer who, as of the date hereof, files reports with the SEC pursuant to Section 16(a) of the Exchange Act;

(aa) “Existing Action” means the Actions listed on Section 8.18(aa) of the Company Disclosure Letter;

(bb) “Financing” means, collectively, the Debt Financing and the Equity Financing;

[Exhibit A]

(cc) “Hazardous Materials” means any (a) materials, substances, chemicals, contaminants, pollutants or wastes that are defined, prohibited, regulated, listed or reportable pursuant to, or for which liability or standards of conduct may be imposed pursuant to any Environmental Law; or (b) petroleum products or byproducts, asbestos or asbestos-containing materials, lead-based paint, per- and polyfluoroalkyl substances, polychlorinated biphenyls, noise, odor, mold, radon or radiation;

(dd) “Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder (the “FCPA”), the United Kingdom Bribery Act of 2010, the Israeli Penal Law, 1977, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities;

(ee) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (iv) all guarantees of such Person of any Indebtedness of any other Person, (v) liabilities pursuant to leases required to be classified as capital or finance leases under GAAP, (vi) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, in each case, calculated as if the applicable swap or hedging arrangement was terminated at the Effective Time, (vii) liabilities relating to the deferred purchase price or “earn-outs” related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the knowledge of the Company, threatened), and (viii) all obligations of other Persons described in clauses (i) through (vii) above secured by any Lien on property of such Person;

(ff) “Intellectual Property” shall mean any and all of the following in any jurisdiction, and all rights therein or thereto: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, (ii) inventions (whether patentable or not), all rights in invention disclosures, improvements, know-how and information maintained as trade secrets, proprietary information, proprietary processes, techniques, methods, specifications, algorithms and formulae, (iii) designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, (iv) Internet domain name registrations and social media handles and accounts, (v) works of authorship, copyrights, copyright registrations and applications therefor, (vi) Software, (vii) rights in data, databases, data collections, customer lists and supplier lists, and (viii) any other industrial or intellectual property rights and any similar or equivalent rights to any of the foregoing;

(gg) “International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, Order or directive promulgated, issued or enforced pursuant to such Laws); (iii) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, Order or directive promulgated, issued or enforced pursuant to such laws; (iv) anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, (v) the Israel Defense Export Control Law (5766-2007), the Dual-Use Items Order, or any directives issued by DECA or the Ministry of Economy and (vi) export, re-export, transfer, re-transfer, import and customs laws of other countries in which the Company or any of its Subsidiaries has conducted or is currently conducting business;

[Exhibit A]

(hh) “Intervening Event” means an event or effect that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Company Board prior to the execution of this Agreement), which event or effect, or any consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholder Approval and (ii) does not relate to an Acquisition Proposal, in each case, other than (A) changes in the market price or trading volume of the Shares, in and of itself or (B) the fact that the Company meets or exceeds any internal or published projections, forecasts, budgets, plans for any period;

(ii) “Israeli Regulated Benefit Plan” means any Company Benefit Plan that is managed, owned, or administered by third parties and is regulated by the Israeli Capital Market, Insurance and Savings Authority, including any pension fund, managers insurance policy, or education fund;

(jj) “Israeli Subsidiary” means Varonis Systems Ltd.;

(kk) “ITA” means the Israeli Tax Authority;

(ll) “knowledge” of (i) the Company means the actual knowledge of the individuals listed on Section 8.18(ll) of the Company Disclosure Letter and (ii) Parent means the actual knowledge of the individuals listed on Section 8.18(ll) of the Parent Disclosure Letter;

(mm) “Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in the business currently conducted by the Company or any Subsidiary of the Company;

(nn) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary of the Company holds any Leased Real Property;

(oo) “Liens” means any security interests, liens, licenses, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances;

(pp) “Malicious Code” means any “malware,” “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code capable of, or designed to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, either automatically, with the passage of time or upon command by any Person;

[Exhibit A]

(qq) “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement (x) throughout which, and at the end of, Parent has been provided the Required Financial Information and such Required Financial Information is Compliant and (y) throughout which, and at the end of, all of the conditions set forth in Article VI have been satisfied or, to the extent permitted by applicable Law, waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided that (i) (A) November 11, 2026, (B) November 25, 2026, (C) November 27, 2026, (D) January 18, 2027, (E) March 26, 2027, (F) May 31, 2027, (G) June 18, 2027, (H) July 2, 2027 and (I) July 5, 2027 shall not be considered Business Days for purposes of calculating such Marketing Period, (ii) if the Marketing Period has not been completed on or prior to December 18, 2026, then the Marketing Period shall not commence prior to January 4, 2027, (iii) if the Marketing Period has not been completed on or prior to February 11, 2027, then the Marketing Period shall not commence prior to March 20, 2027, (iv) if the Marketing Period has not been completed on or prior to August 20, 2027, then the Marketing Period shall not commence prior to September 7, 2027, (v) the Marketing Period shall be deemed to have been complied with and automatically end on any earlier date on which the Debt Financing is consummated and Parent shall have obtained the net proceeds contemplated thereby and (vi) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any annual audited financial statements constituting Required Financial Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditor or another independent public accounting firm of recognized national standing, (B) the Company shall have announced, or the board of directors of the Company shall have determined, that a restatement of any historical financial information constituting Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has been amended to reflect such restatement or Parent or the board of directors of Company subsequently concludes that no restatement shall be required in accordance with GAAP, (C) the Required Financial Information would not be Compliant at any time during such fifteen (15) consecutive Business Day period, in which case the Marketing Period shall not commence or be deemed to commence unless and until the Required Financial Information is updated or supplemented so that it is Compliant (it being understood that if the Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced), or (D) the financial statements in the Required Financial Information are not sufficient to permit the Company’s independent public accountants to issue a customary “comfort” letter to the Debt Financing Sources, including as to negative assurance and change period comfort, in order to consummate any offering of debt securities on any day during the Marketing Period (or the Company’s accountants are not prepared to issue a customary comfort letter subject to their completion of customary procedures). For the avoidance of doubt, after the initial commencement of the Marketing Period, the required delivery of any Required Financial Information for any additional fiscal period shall result in the “restart” of the Marketing Period, notwithstanding that a period of fifteen (15) consecutive Business Days shall have passed throughout which Parent has had what would otherwise have constituted the Required Financial Information throughout such period (were the Closing to have occurred prior to such required delivery of financial information for such subsequent period). If at any time the Company shall reasonably believe that it has provided the Required Financial Information and that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, subject to clauses (A) through (D) above, the Marketing Period will be deemed to have commenced on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not commenced and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent believes the Marketing Period has not commenced);

[Exhibit A]

(rr) “Material Adverse Effect” means any event, change, occurrence, condition, state of facts, circumstance, development or effect (an “Effect”) that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that, no Effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (i) any changes in general economic, business or social conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States, Israel or elsewhere in the world, (ii) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, including due to the issuance of any executive orders or other proposed or binding directives issued by any Governmental Entity or other governmental activity, (iii) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws after the date hereof (including actions taken by any Governmental Entities in connection with any of the events set forth in clauses (vi), (vii), (viii), (ix) or (x) of this definition) or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, in each case, after the date hereof, (iv) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack, in each case, not targeted specifically at the Company, its Subsidiaries or their respective products), or any escalation or worsening of any such conditions, (vii) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (viii) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (ix) any imposition of new tariffs, duties, trade restrictions, or import/export regulations by the U.S. government (or any retaliatory measures enacted by foreign governments in response thereto), (x) any other regional, national or international calamity, crisis or emergency, including any government shutdown, default or other similar event or occurrence by or involving any Governmental Entity, whether or not caused by any Person, (xi) the announcement of this Agreement and the Transactions, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees (including actual or threatened departures thereof) of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, including compliance with the covenants set forth herein; provided that, this clause (xi) shall not apply to Section 3.4 or any other representation or warranty contained in this Agreement to the extent that the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions, (xii) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case, which is required by this Agreement or which Parent has expressly approved, consented to or requested in writing following the date hereof; provided, that in the case of clauses (i), (ii), (iii), (vi), (vii), (viii) and (x) to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”);

[Exhibit A]

(ss) “Nasdaq” means the Nasdaq Stock Market LLC or any successor thereto;

(tt) “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(uu) “Open Source License” means any (i) license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/license, or (ii) license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models;

(vv) “Order” means any writ, judgment, injunction, consent, award, ruling, order or decree of or by any Governmental Entity;

(ww) “Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961 and the rules and regulations promulgated thereunder, including any publications and clarifications issued by the ITA;

(xx) “Parent Material Adverse Effect” means any Effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby;

(yy) “Permitted Encumbrances” means: (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to real property which are not due and payable as of the Closing Date or which are being contested by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not delinquent and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or which are being contested by appropriate proceedings; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company or any Subsidiary of the Company or any violation of which would not have a Material Adverse Effect; (iv) Liens permitted under any loan agreement or indenture; (v) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other title defects which (a) are matters of record, (b) would be shown by a current accurate survey, or (c) do not materially impair the use or occupancy of such real property; and (vi) non-exclusive licenses granted by the Company or any Subsidiary in the ordinary course of business;

[Exhibit A]

(zz) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(aaa) “Personal Information” means (a) a natural Person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies, relates to, describes or locates a particular individual, household, or device or that, in combination with other reasonably available data, can be used to identify or locate a particular individual, household or device or (b) is otherwise considered “personally identifiable information,” “personal information,” “personal data,” or other analogous term under applicable Law;

(bbb) “Process” (or “Processing” or “Processed”) means access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, compromise, modification, manipulation, transmit, performance of operations on, enhancement, aggregation, destruction, theft, loss, security or disposal of or to, any data or information or any Company IT System;

(ccc) “PSU Performance Settlement Level” means, with respect to any Company PSU, (i) for any performance period (other than any performance period ending in, or concluding in respect of, 2026) that has concluded and for which performance has been certified by the Company Board (or the appropriate committee thereof) prior to the Closing, the number of Shares determined based on actual performance achieved during such performance period in accordance with the terms of the applicable award agreement, (ii) for any performance period ending in, or concluding in respect of, 2026, the maximum number of Shares issuable under such Company PSU with respect to such performance period in accordance with the terms of the applicable award agreement, except as otherwise set forth on Exhibit A (ccc) to the Company Disclosure Letter, and (iii) for any performance period ending after December 31, 2026, the number of Shares issuable under such Company PSU set forth on Exhibit A (ccc) to the Company Disclosure Letter based upon actual performance in such performance period;

[Exhibit A]

(ddd) “Reimbursement Obligations” means the aggregate obligations of Parent and Merger Sub to reimburse, indemnify and hold harmless the Company and its Affiliates and their respective Representatives pursuant to Section 5.17 and Section 5.19(d);

(eee) “Required Financial Information” means (i) (x) the audited financial statements of the Company for the fiscal years ended December 31, 2024 and December 31, 2025, including the audited consolidated balance sheets of the Company as of December 31, 2024 and December 31, 2025 and the related audited consolidated statements of operations, audited consolidated statements of comprehensive loss, unaudited consolidated statements of changes in stockholders’ equity and audited consolidated statements of cash flows for each fiscal year then ended, and (y) the unaudited financial statements of the Company for the nine months ended September 30, 2026, including the unaudited consolidated balance sheet of the Company as of September 30, 2026 and the related unaudited consolidated statements of operations, consolidated statements of comprehensive loss, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the nine months then ended, (ii) (w) if the Marketing Period has not been completed on or prior to February 11, 2027, the audited financial statements of the Company for the fiscal year ended December 31, 2026, including the audited consolidated balance sheet of the Company as of December 31, 2026 and the related audited consolidated statements of operations, audited consolidated statements of comprehensive loss, unaudited consolidated statements of changes in stockholders’ equity and audited consolidated statements of cash flows for the fiscal year then ended, (x) if the Marketing Period has not been completed on or prior to May 14, 2027, the unaudited financial statements of the Company for the three months ended March 31, 2027, including the unaudited consolidated balance sheet of the Company as of March 31, 2027 and the related unaudited consolidated statements of operations, consolidated statements of comprehensive loss, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the three months then ended, prepared in accordance with GAAP, and (y) if the Marketing Period has not been completed on or prior to August 12, 2027, the unaudited financial statements of the Company for the six months ended June 30, 2027, including the unaudited consolidated balance sheet of the Company as of June 30, 2027 and the related unaudited consolidated statements of operations, consolidated statements of comprehensive loss, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the six months then ended, prepared in accordance with GAAP, (iii) all other financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries that is reasonably requested by Parent and of the type that would be required by Regulation S-K promulgated by the SEC and Regulation S-X promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the Securities Act of the Company and its Subsidiaries to consummate the offering of high-yield debt securities contemplated by the Debt Commitment Letter, including information reasonably requested by Parent to prepare pro forma financials required under paragraph 9 of Exhibit C to the Debt Commitment Letter, and (iv) a substantially complete draft of a customary “comfort” letter for a Rule 144A for life offering of high yield debt securities (including “negative assurance” and change period comfort) from independent accountants of the Company in connection with such Rule 144A offering that such independent accountants are prepared to deliver upon the “pricing” and “closing” of such offering. For the avoidance of doubt, the unaudited financial statements referred to in clause (i)(y), (ii)(x) and (ii)(y) of the foregoing sentence of this definition will be reviewed by the independent accountants of the Company as provided in the procedures specified by AICPA AU-C Section 930;

[Exhibit A]

(fff) “Sanctioned Country” means any country or region that itself is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine and prior to July 1, 2025, Syria);

(ggg) “Sanctioned Target” means any Person that is the subject or target of any Sanctions, including any Person; (i) named in any Sanctions-related list, (ii) located, organized or resident in a Sanctioned Country, (iii) owned by 50% or more or controlled by any such Person or Persons described in the foregoing clauses (i)-(ii), or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing with pursuant to Sanctions;

(hhh) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Entities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union and its member states, His Majesty’s Treasury of the United Kingdom, the State of Israel or any other Governmental Entity that enforced Sanctions with jurisdiction over the Company or its Subsidiaries;

(iii) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

(jjj) “Section 102” means Section 102 of the Ordinance;

(kkk) “Section 102 ESPP Purchase Rights” means Shares which were purchased pursuant to the Company ESPP and are subject to Tax pursuant to Section 102(b)(2) and/or Section 102(b)(3) of the Ordinance and any tax ruling obtained by the Company and its Israeli Subsidiary;

(lll) “Section 102 Options” means Company Stock Options granted and subject to Tax pursuant to Section 102(b)(2) and/or Section 102(b)(3) of the Ordinance;

(mmm) “Section 102 PSUs” means Company PSUs granted and subject to Tax pursuant to Section 102(b)(2) and/or Section 102(b)(3) of the Ordinance;

(nnn) “Section 102 RSUs” means Company RSUs granted and subject to Tax pursuant to Section 102(b)(2) and/or Section 102(b)(3) of the Ordinance;

(ooo) “Section 102 Securities” means Section 102 Shares, Section 102 Options, Section 102 RSUs and Section 102 PSUs;

(ppp) “Section 102 Shares” means Shares issued upon exercise of Section 102 Options, Shares issued upon settlement of Section 102 RSUs and Section 102 ESPP Purchase Rights;

(qqq) “Section 102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Section 102 Securities;

[Exhibit A]

(rrr) “Section 3(i)” means Section 3(i) of the Ordinance;

(sss) “Section 3(i) PSUs” means Company PSUs granted and subject to Tax pursuant to Section 3(i) of the Ordinance;

(ttt) “Section 3(i) RSUs” means Company RSUs granted and subject to Tax pursuant to Section 3(i) of the Ordinance;

(uuu) “Security Incident” means any actual breach of security, successful phishing incident, ransomware or malware attack, unauthorized Processing or other cyber or security incident affecting or with respect to any of the Company IT Systems or any data or information (including trade secrets and Personal Information) owned or Processed by or on behalf of the Company or any of its Subsidiaries, or otherwise suffered by the Company or any of its Subsidiaries;

(vvv) “Software” means (i) software and computer programs, whether in source code, object code, or other form, and any other software, (ii) technical data and technical data analysis, enrichment, measurement and management tools, (iii) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, and artificial intelligence tools and technologies, including generative artificial intelligence tools and technologies, large language models or natural language processing models, neural networks, statistical learning algorithms, or reinforcement learning or foundational models (collectively “AI Technologies”), (iv) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (v) any prior or beta versions of any of the foregoing and (vi) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing;

(www) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(xxx) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors and taking into consideration, among other things, any legal, regulatory and financing aspects of the proposal (including the sources of and terms of financing, the form of consideration, the timing of and conditions of closing and certainty of closing) and the identity of the Person making the proposal, to be more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, and this Agreement; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(yyy) “Tax” or “Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by a Governmental Entity, in each case in the nature of a tax (including (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat and unclaimed property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes and (iii) customs duties, tariffs, and similar charges), including any interest, penalties and additions imposed with respect to such amount, whether disputed or not;

[Exhibit A]

(zzz) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and statements relating to Taxes, including any schedules and attachments thereto and any amendments thereof, in each case required or permitted to be filed with any Governmental Entity;

(aaaa) “Transaction Litigation” means any claim, demand or Action (including any class action or derivative litigation) asserted or commenced by stockholders of the Company against the Company, the Company Board, any committee thereof relating to this Agreement, the Merger or any related transaction (including any such claim, demand or Action based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries), in each case other than any Action solely among the parties hereto or their respective Affiliates;

(bbbb) “Treasury Regulations” means U.S. Department of the Treasury regulations promulgated under the Code;

(cccc) “United States” or “U.S.” means the United States of America;

(dddd) “Valid ITA Tax Certificate” means a certificate issued by the ITA, in form and substance satisfactory to Parent, which was issued specifically for the payment made to such Person under this Agreement stating that no withholding of any Israeli Tax is required with respect to such payment. Parent shall have the opportunity to review, reasonably comment on, and approve (not to be unreasonably withheld, conditioned or delayed) the application to the ITA with respect to the payment prior to its submission; and

(eeee) “Willful Breach” means, with respect to any agreement or covenant in this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of the Closing to occur.

[Exhibit A]

Exhibit B

Support Agreement

[Exhibit B]

Exhibit C

Amended and Restated Certificate of Incorporation

[Exhibit C]